Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-142643

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.10 per share	300,000	$34.05	$10,215,000	$570.00
(1)	This prospectus supplement registers up to 300,000 shares of common stock of Nationwide Health Properties, Inc. that may be issued in exchange for up to 201,168 Class A Partnership Units of NHP/PMB L.P. issued on December 1 and December 23, 2008, which may be tendered for redemption in accordance with the agreement of limited partnership of NHP/PMB L.P. This prospectus supplement also relates to such additional shares of common stock as may be issuable in exchange for such Class A Partnership Units as a result of adjustment provisions included in such agreement that may result in additional shares being issuable upon the occurrence of certain events, including a stock dividend or split.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices on December 2, 2009.

(3)	In accordance with Rule 457(p), a portion of the unutilized registration fee in the amount of $9,144 that was previously paid with respect to $403,788,913 of securities that were previously registered pursuant to Registration Statement No. 333-127366, filed by the registrant on August 9, 2005, is applied to the filing fee payable pursuant to this prospectus supplement.

Prospectus supplement

To prospectus dated May 4, 2007

NATIONWIDE HEALTH PROPERTIES, INC.

300,000 Shares of Common Stock

This prospectus supplement relates to our possible issuance of up to 300,000 shares of our common stock in exchange for up to 201,168 Class A Partnership Units, or Class A Units, of NHP/PMB L.P. issued on December 1 and December 23, 2008, if and to the extent that the holders of such Class A Units tender them for redemption and we elect to issue shares of our common stock in exchange therefor, all in accordance with the terms of the agreement of limited partnership of NHP/PMB L.P. We are registering shares of our common stock in accordance with the terms of an agreement with such holders. This prospectus supplement does not necessarily mean that any of the holders of Class A Units will redeem their units, or that upon any such redemption we will elect to exchange some or all of the Class A Units for shares of our common stock rather than cash. We will not receive any proceeds from any issuance of the shares of our common stock covered by this prospectus supplement.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “NHP.” On December 8, 2009, the last reported sales price of our common stock on the NYSE was $34.19 per share.

Investing in our common stock involves risks. Before you invest in our common stock, you should consider the risks described in “Risk Factors” beginning on page S-1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 9, 2009.

Unless otherwise stated or the context otherwise requires, all references in this prospectus supplement to “we,” “us,” “our” and the “Company” refer to Nationwide Health Properties, Inc., including our consolidated subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, the information in this prospectus supplement shall control.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated herein by reference, is accurate only as of their respective dates or on other dates which are specified in those documents, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

(i)

RISK FACTORS

Generally speaking, the risks facing the company fall into three categories: risks associated with the operations of our tenants, risks related to our operations and risks related to our taxation as a real estate investment trust (“REIT”). In addition to other information contained in this prospectus, you should carefully consider the risks incorporated by reference in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q in evaluating our company, our properties and our business before investing in our common stock. These risks and uncertainties are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. All of these could adversely affect our business, financial condition, results of operations and cash flows and, thus, the value of an investment in shares of our common stock.

FORWARD-LOOKING STATEMENTS

Certain information contained or incorporated by reference in this prospectus supplement include or will include statements that may be deemed to be “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included or incorporated by reference in this prospectus supplement are based on information available to us on the date of such statements. These statements speak only as of such date and we assume no obligation to update such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. Risks and uncertainties associated with our business include (without limitation) the following:

•	deterioration in the operating results or financial condition, including bankruptcies, of our tenants;

•	non-payment or late payment of rent, interest or loan principal amounts by our tenants;

•	our reliance on two tenants for a significant percentage of our revenue;

•	occupancy levels at certain facilities;

•	our level of indebtedness;

•	changes in the ratings of our debt securities;

•	maintaining compliance with our debt covenants;

•	access to the capital markets and the cost and availability of capital;

•	government regulations, including changes in the reimbursement levels under the Medicare and Medicaid programs;

•	the general distress of the healthcare industry;

•	increasing competition in our business sector;

•	the effect of economic and market conditions and changes in interest rates;

•	the amount and yield of any additional investments;

•

risks associated with acquisitions, including our ability to identify and complete favorable transactions, delays or failures in obtaining third party consents or approvals, the failure to achieve perceived benefits, unexpected costs or liabilities and potential litigation;

•	the ability of our tenants to pay contractual rent and/or interest escalations in future periods;

•	the ability of our tenants to obtain and maintain adequate liability and other insurance;

•	our ability to attract new tenants for certain facilities;

•	our ability to sell certain facilities for their book value;

•	our ability to retain key personnel;

•	potential liability under environmental laws;

•	the possibility that we could be required to repurchase some of our senior notes;

•	the rights and influence of holders of our outstanding preferred stock;

•	changes in or inadvertent violations of tax laws and regulations and other factors that can affect our status as a real estate investment trust; and

•

other factors discussed from time to time in our news releases, public statements and/or filings with the SEC, especially the risk factors set forth in our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

THE COMPANY

We are a Maryland corporation that invests primarily in healthcare related senior housing, long-term care properties and medical office buildings. We qualify and operate as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”).

We primarily make our investments by acquiring an ownership interest in senior housing and long-term care facilities and leasing them to unaffiliated tenants under “triple-net” “master” leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. We also invest in medical office buildings which are not generally subject to “triple-net” leases and generally have several tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). Some of the medical office buildings are subject to “triple-net” leases. In addition, but to a much lesser extent because we view the risks of this activity to be greater due to less favorable bankruptcy treatment and other factors, from time to time, we extend mortgage loans and other financing to operators. For the nine months ended September 30, 2009, approximately 93% of our revenues were derived from leases, with the remaining 7% from mortgage loans, other financing activities and other miscellaneous income.

As of September 30, 2009, we had investments in 579 healthcare facilities and one land parcel located in 43 states. Additionally, as of September 30, 2009, our directly owned facilities, other than our multi-tenant medical office buildings, were operated by 82 different healthcare providers.

Our leases have fixed initial rent amounts and generally contain annual escalators. Many of our leases contain non-contingent rent escalators for which we recognize income on a straight-line basis over the lease term. Certain leases contain escalators contingent on revenues or other factors, including increases based on changes in the Consumer Price Index. Such revenue increases are recognized over the lease term as the related contingencies occur. We assess the collectibility of our rent receivables and we reserve against the receivable balances for any amounts that we estimate may not be recovered.

Our triple-net leased facilities are generally leased under triple-net leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. At September 30, 2009, approximately 84% of these facilities were leased under master leases. In addition, the majority of these leases contain cross-collateralization and cross-default provisions tied to other leases with the same tenant, as well as grouped lease renewals and grouped purchase options. At September 30, 2009, leases covering 454 facilities were backed by security deposits consisting of irrevocable letters of credit or cash totaling $69.7 million. Also at September 30, 2009, leases covering 339 facilities contained provisions for property tax impounds, and leases covering 205 facilities contained provisions for capital expenditure impounds. Our multi-tenant facilities generally have several tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). Some of the medical office buildings are subject to triple-net leases, where the lessees are responsible for the associated operating expenses. No individual property owned by us is material to us as a whole.

We have elected to be taxed as a REIT under the Code. To continue to qualify as a REIT, we must continue to meet certain tests which, among other things, generally require that our assets consist primarily of real estate assets, our income be derived primarily from real estate assets, and that we distribute at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) to our stockholders annually. As a qualified REIT, we generally will not be subject to U.S. federal income taxes at the corporate level on our net income to the extent we distribute such net income to our stockholders annually.

Our principal executive offices are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660 and our telephone number is (949) 718-4400.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of shares of our common stock in exchange for Class A Units tendered for redemption, or upon the subsequent sale of such shares by the recipients thereof. The exchange of our shares for partnership units will increase our equity ownership in NHP/PMB L.P.

REDEMPTION OF CLASS A UNITS IN EXCHANGE FOR COMMON STOCK

Terms of the Exchange

Under the agreement of limited partnership of NHP/PMB L.P., commencing on the first anniversary of the issuance of any Class A Units, the holder of those Class A Units has the right to require the partnership to redeem any or all of his or her Class A Units for cash, payable within ten business days following written notice to the general partner of the exercise of the redemption right. At the election of and in the sole and absolute discretion of the general partner of the partnership, the general partner may elect to assume the partnership’s obligation with respect to the redemption and satisfy the redemption by paying the redemption price either in cash or by delivering a number of shares of our common stock, or any combination of the foregoing, payable within ten business days following written notice to the general partner of the exercise of the redemption right. Any shares of our common stock that we issue will be duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction other than those provided in our charter. The terms of redemption are described in more detail herein under “Description of Class A Units – Redemption Rights.” For a discussion of certain U.S. federal income tax consequences of a redemption of Class A Units in exchange for common stock, see “United States Federal Income Tax Consequences.”

Each holder of Class A Units tendered for redemption will continue to own all Class A Units subject to redemption, and be treated as a limited partner or assignee, as the case may be, with respect to all such Class A Units, until the earlier of (1) the date such holder receives shares of our common stock in exchange for such Class A Units and (2) ten business days following written notice to the general partner of the exercise of the redemption right. Until a holder of Class A Units receives shares of our common stock in exchange for his or her Class A Units, the holder will have no rights as one of our stockholders with respect to the shares issuable under this prospectus supplement.

Conditions to the Exchange

To effect a redemption, a holder of Class A Units must give the general partner written notice of redemption, along with (i) such information or certification as the general partner may reasonably require in connection with the ownership limit and other restrictions in our charter that may apply to such holder’s acquisition of common stock and (ii) such written representations, legal opinions, investment letters, or other similar instruments reasonably necessary, in the general partner’s opinion, to effect compliance with the Securities Act of 1933, as amended. A redemption may be effected only if each of the following conditions is satisfied or waived:

•	the exchange is for at least 500 Class A Units or, if less than 500 Class A Units, all of the Class A Units held by the person effecting such redemption;

•	the person effecting such redemption has not effected any previous redemptions in the same fiscal quarter; and

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

We will not issue shares of our common stock in exchange for Class A Units if the exchange would cause the person effecting such redemption or any other person to violate the ownership limit set forth in our charter or any other provision of our charter.

Registration Agreement

We are registering shares of our common stock in accordance with the terms of an agreement with the holders of Class A Units. This registration does not necessarily mean that any of the holders of Class A Units will redeem their units, or that upon any such redemption we will elect to exchange some or all of the Class A Units for shares of our common stock rather than cash. We will not receive any proceeds from any issuance of the shares of our common stock covered by this prospectus supplement.

We have agreed to pay the following expenses of the registration of such shares:

•	all registration, filing and listing fees;

•	fees and disbursements of counsel and independent public accountants;

•	fees and expenses for complying with federal and state securities or real estate syndication laws;

•	fees and expenses associated with any Financial Industry Regulatory Authority filing required to be made in connection with this registration statement;

•	fees and expenses of other persons reasonably necessary in connection with the registration, including any experts, retained by the company custodians, transfer agent and registrar; and

•	printing expenses, messenger, telephone, shipping and delivery expenses.

We have no obligation to pay any out-of-pocket expenses of the holders of Class A Units, transfer taxes, underwriting or brokerage commissions or discounts associated with the exchange of partnership units for our common stock.

DESCRIPTION OF COMMON STOCK

This prospectus supplement describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of the Maryland General Corporation Law, or MGCL, and our charter and bylaws, as amended and supplemented from time to time. Copies of our existing bylaws and charter documents are filed with the Securities and Exchange Commission and are incorporated by reference as exhibits to the registration statement to which this prospectus supplement and the accompanying prospectus relate. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.10 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share. At December 1, 2009, there were 113,788,187 shares of our common stock outstanding.

All shares of common stock:

•

participate equally in dividends payable to holders of common stock when and as declared by our board of directors and in net assets available for distribution to holders of common stock on liquidation or dissolution;

•	have one vote per share on all matters submitted to a vote of the stockholders; and

•	do not have cumulative voting rights in the election of directors.

Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol “NHP.”

Transfer Agent and Registrar

BNY Mellon Shareowner Services is the transfer agent and registrar for the common stock.

Redemption Rights

If our board of directors is, at any time and in good faith, of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of stock has or may become concentrated in the hands of one beneficial owner, our board of directors has the power:

•

by lot or other means deemed equitable by it to call for the purchase from any stockholder a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of stock of the beneficial owner to a level of no more than 9.9% of the outstanding voting shares of our stock; and

•

to refuse to transfer or issue voting shares of stock to any person or entity whose acquisition of those voting shares would, in the opinion of our board of directors, result in the direct or indirect ownership by that person or entity of more than 9.9% of the outstanding voting shares of our stock.

The purchase price for any voting shares of stock so purchased shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of the acquisitions are sent, or, if none of these closing sales prices or quotations are available, then the purchase price will be equal to the net asset value of the stock as determined by our board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares. Further, if a transfer of shares, options, warrants or other securities convertible into voting shares occurs that would create a beneficial owner of more than 9.9% of the outstanding shares of our stock, some or all of the transfer shall be deemed void ab initio, and the intended transferee shall acquire no rights in the transferred securities. See “— Restrictions on Ownership and Transfer” for certain additional restrictions that may have the effect of preventing an acquisition of control of us by a third party.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code:

(1)	not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly (after application of certain attribution rules), by five or fewer individuals at any time during the last half of its taxable year; and

(2)	our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

To ensure that we satisfy requirement (1) above, our board of directors has the power to refuse to transfer shares of our capital stock to any person or entity whose acquisition of such shares would result in the direct or indirect beneficial or constructive ownership of more than 9.9% in value or number of shares of all classes of our outstanding capital stock or our outstanding voting stock.

If at any time there is a transfer that (a) violates the 9.9% ownership limit, (b) would result in a violation of requirement (1) above (without regard to whether the ownership interest is held during the last half of the taxable year), (c) would otherwise result in our failing to qualify as a REIT, or (d) would cause us to own ten percent or more of any of our tenants (as determined pursuant to certain attribution rules), the excess shares shall be deemed to have been transferred to a trust for the benefit of a designated charitable beneficiary and the trustee will resell such shares to a person or persons whose ownership of the shares will not result in a violation of these ownership restrictions. The intended transferee of such excess shares will receive a price equal to the lesser of the price paid for the excess shares by the intended transferee (or, if the intended transferee did not give value for the shares, the market price of the shares on the date of the event causing the shares to be held in the trust) and the price per share received by the trustee, in either case reduced by the amount of any dividends or other distributions made to the intended transferee. We may purchase excess shares for the lesser of the amount paid for the excess shares by the intended transferee (or, if the intended transferee did not give value for the shares, the market price of the shares on the date of the event causing the shares to be held in the trust) or the market price, in either case, reduced by the amount of any dividends or other distributions made to the intended transferee. The market price for any stock so purchased shall be equal to the fair market value of such shares reflected in:

•	the closing sales price for the stock, if then listed on a national securities exchange;

•	the average closing sales price of such stock, if then listed on more than one national securities exchange; or

•	if the stock is not then listed on a national securities exchange, the latest bid quotation for the stock if then traded over-the-counter.

If no such closing sales prices or quotations are available, the purchase price shall equal the net asset value of such stock as determined by our board of directors in accordance with applicable law.

If the transfer to the trust described above would not be effective for any reason to prevent a violation of the ownership restrictions set forth above, then the transfer that would otherwise violate any of those restrictions shall be void ab initio, and the intended transferee shall acquire no rights in the transferred shares. In addition, if a transfer would cause the violation of requirement (2) above (without regard to the duration that the 100 shareholder requirement is not met), some or all of the transfer shall be deemed void ab initio, and the intended transferee shall acquire no rights in the transferred shares.

The board of directors, in its sole discretion, may exempt a person from the 9.9% ownership limit or increase the ownership limit as to such person if, in general (i) the board obtains such representations, covenants and undertakings from such person as it deems necessary to conclude the granting of the exemption will not cause us to lose our status as a REIT, (ii) such person does not, and represents that it will not, constructively own an interest in any of our tenants that would cause us to constructively own more than 9.9% of any of our tenants, and (iii) such person agrees that any violation or attempted violation of such representations, covenants and undertakings or certain other actions will result in any excess shares being automatically transferred to a trust, as described in detail herein above. The board of directors has increased the ownership limit to 20% with respect to one of our stockholders, Cohen & Steers, Inc. Cohen & Steers, Inc. beneficially owned approximately 5.6 million of our shares, or approximately 5.6% of our common stock, as of December 31, 2008.

All certificates representing shares of common stock may bear a legend referring to the restrictions described above.

These restrictions may have the effect of preventing an acquisition of control of us by a third party.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Business Combination Provisions of Our Charter

Our charter requires that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a “related person,” be approved by the affirmative vote of at least 90% of our outstanding voting stock or, in advance and unanimously, by our board of directors. A business combination is defined in our charter as:

•	any merger or consolidation with or into a related person;

•

any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “substantial part” of our assets, including without limitation any voting securities of a subsidiary, to a related person;

•	any merger or consolidation of a related person with or into us;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to us;

•	the issuance of any of our securities to a related person, other than by way of pro rata distribution to all stockholders; and

•	any agreement, contract or other arrangement providing for any of the above.

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in our charter may help assure fair treatment of stockholders and preserve our assets.

Our Board of Directors

Our charter and bylaws provide that our board of directors may establish the number of directors of the company as long as the number is not less than five. The number of directors (currently 10) shall be fixed by the board of directors from time to time. A majority of our remaining board of directors may fill any vacancy, other than a vacancy caused by removal, even if the remaining directors do not constitute a quorum. The stockholders entitled to vote for the election of directors at an annual or special meeting of our stockholders may fill a vacancy resulting from the removal of a director.

Our charter divides our board of directors into three classes. Each class serves a staggered three-year term. As the term of each class expires, stockholders elect directors in that class for a term of three years and until their successors are duly elected and qualified. The directors in the other two classes continue in office, serving the remaining portion of their respective three-year term.

The classified board of directors makes removing incumbent directors more time consuming and difficult and may discourage a third party from making a tender offer for our capital stock or otherwise attempting to obtain control of us, even if it might benefit us and our stockholders. The classified board increases the likelihood that incumbent directors will retain their positions by requiring at least two annual meetings of stockholders, rather than one, to elect a new majority of the board of directors. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. A plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

Our charter and Maryland law provide that our stockholders may remove a director only for cause and by the affirmative vote of at least two-thirds of the shares entitled to vote in the election of directors.

Maryland Business Combination Act

The Maryland Business Combination Act prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities, liquidation or dissolution plans, and receipt of certain benefits by the interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares; or

•

an affiliate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the company.

A person is not an interested stockholder under the business combination provisions of the MGCL if the board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder.

At the conclusion of the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of our voting stock; and

•

two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium.

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a company acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to vote, excluding shares owned by the acquiror or by officers or directors who are employees of the company. “Control shares” are voting shares of stock which, if aggregated with all other voting shares of stock previously acquired by the acquiror, or over which the acquiror is able to directly or indirectly exercise voting power, except solely by revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

“Control shares” do not include shares of stock the acquiring person is entitled to vote having obtained prior stockholder approval. Generally, “control share acquisition” means the acquisition of control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to consider voting rights for the shares. The meeting must be held within 50 days of demand. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights previously have been approved, for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the company is a party to the transaction, or to acquisitions approved or exempted by its charter or bylaws. Our bylaws have exempted any shares of our stock that are acquired by Cohen & Steers Capital Management, Inc. or its associates.

Unsolicited Takeovers

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement to remove a director;

•	a requirement that the number of directors be fixed only by the vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

A corporation can elect into this statute by provision in its charter or bylaws or by a resolution of its board of directors. Furthermore, a corporation can elect to be subject to the above provisions regardless of any contrary provisions in the charter or bylaws.

We have elected to be subject to the requirement that the number of directors be fixed only by the vote of the directors. Additionally, through provisions in our charter and bylaws unrelated to Subtitle 8, (1) we have a classified board, (2) vacancies on the board may be filled exclusively by the remaining directors, (3) a two-thirds vote and cause are required to remove any director from the board and (4) unless called by our chairman of the board, chief executive officer, president or the board of directors, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at a special meeting is required to call such a meeting.

Amendment of Our Charter and Bylaws

Our charter may generally be amended only if the amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least two-thirds of the shares entitled to vote on the amendment. However, the provisions relating to (1) business combinations as described in “— Business Combination Provisions of Our Charter,” (2) director removal and filling of resultant vacancies and (3) redemption as described in “— Redemption Rights” may be amended only with the affirmative vote of at least 90% of the shares entitled to vote on the amendment. Our bylaws generally may be amended by the affirmative vote of a majority of the board of directors or of a majority of our shares entitled to vote.

Meetings of Stockholders

Our bylaws provide generally for annual meetings of our stockholders to elect directors and to transact other business properly brought before the meeting. In addition, a special meeting of stockholders may be called by the chairman of the board, the chief executive officer, the president, the board of directors or holders of 50% or more of our outstanding common stock entitled to vote by making a written request.

Our bylaws provide that any action to be taken by the stockholders may be taken without a meeting, if, prior to such action, all stockholders entitled to vote thereon consent in writing to such action being taken.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of other business to be considered by stockholders at the meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of our bylaws.

Our bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting.

Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the mailing of notice for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Authorized but Unissued Capital Stock

Our charter authorizes us to issue additional shares of common stock and one or more series of preferred stock without stockholder approval and to establish the preferences, rights and other terms of any series of preferred stock that we issue. Although our board of directors has no intention to do so at the present time, it could establish a series of preferred stock that could delay, defer or prevent a transaction or a change in control that might involve the payment of a premium over the market price for our common stock or otherwise be in the best interests of our stockholders.

Dissolution of the Company

Under the MGCL, we may be dissolved if a majority of our entire board of directors determines by resolution that dissolution is advisable and submits a proposal for dissolution for consideration at any annual or special meeting of stockholders, and this proposal is approved by the vote of the holders of two-thirds of the shares of our capital stock entitled to vote on the dissolution.

Indemnification and Limitation of Liability of Directors and Officers

Our charter and bylaws, and the partnership agreement, provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time. Such indemnification extends to current and former officers and directors.

Section 2-418 of the MGCL generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer had been adjudged to be liable to the corporation. The termination of any proceeding by conviction, upon a plea of nolo contendere or its equivalent or upon an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

In addition, the MGCL provides that, unless limited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding. Our charter contains no such limitation.

We are authorized to indemnify any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner, or trustee of any other enterprise and who is made or threatened to be made a party to any proceeding by reason of service in such capacity.

Maryland law permits us to advance reasonable expenses to a director or officer upon a written affirmation that the director or officer has met the standard of conduct for indemnification and a written undertaking to repay the amount paid or reimbursed if it is ultimately determined that the standard was not met.

The foregoing MGCL indemnification provisions are not exclusive of additional indemnification that may be provided under the charter, bylaws, agreement, insurance or otherwise.

As permitted by Maryland law, our charter provides that our directors and officers shall have no liability to us or our stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit, or active and deliberate dishonesty established by a final judgment.

We have entered into indemnity agreements with certain of our officers and directors that provide that we will pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as one of our officers or directors.

Since November 1986, we have had in force directors’ and officers’ liability and company reimbursement insurance covering liability for any actual or alleged error, misstatement, misleading statement, act or omission, and neglect or breach of duty claimed against them solely by reason of their being one of our directors or officers.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive stockholders of opportunities to sell at a temporarily higher market price.

Outstanding Series B Preferred Stock

Under our charter, the board of directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more series, with the voting, dividend, conversion or liquidation rights, designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of the series as are stated in the resolutions providing for the issuance of a series of preferred stock, adopted, at any time or from time to time, by our board of directors. At September 30, 2009, we had 749,184 shares of 7.75% Series B Cumulative Convertible Preferred Stock outstanding (the “Series B Preferred Stock”). Subsequent to September 30, 2009, shareholders of our Series B Preferred Stock converted 235,505 preferred shares into 1,061,038 shares of our common stock. We have summarized the material terms of the Series B Preferred Stock below. More details are contained in the articles supplementary to our charter which we have filed with the SEC.

Ranking. The Series B Preferred Stock, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, ranks senior to common stock.

Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 7.75% per share on the liquidation preference thereof of $100 per share of Series B Preferred Stock (equivalent to $7.75 per annum per share). Dividends on the Series B Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”) at such annual rate, and accumulate from the most recent date as to which dividends shall have been paid, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Accumulations of dividends on shares of Series B Preferred Stock do not bear interest.

Except if we determine it is necessary to maintain our status as a REIT, no dividends or other distributions (other than a dividend or distribution payable solely in shares of common stock and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any common stock, nor may any common stock be redeemed, purchased or otherwise acquired for any consideration by us or on our behalf (except by conversion into or exchange for shares of common stock) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series B Preferred Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Holders of shares of the Series B Preferred Stock are not entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

Liquidation Preference. In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series B Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to stockholders, before any payment or distribution is made to holders of common stock, a liquidation preference in the amount of $100 per share of the Series B Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution.

Voting Rights. The holders of the Series B Preferred Stock have no voting rights except as set forth below or as otherwise required by Maryland law from time to time. If dividends on the Series B Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Series B Preferred Stock, voting as a single class with any other preferred stock having similar voting rights that are exercisable, will be entitled at the next regular or special meeting of stockholders to elect two additional directors to our board of directors. Upon the election of any such additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series B Preferred Stock has been paid in full. In addition, the affirmative vote of the holders of at least 66-2/3% of the outstanding Series B Preferred Stock, voting separately as a series, will be required for amendments to our charter that would affect adversely the rights of holders of the Series B Preferred Stock.

Conversion. The Series B Preferred Stock was not convertible during the third quarter of 2009. At September 30, 2009, the conversion rate applicable to each share of Series B Preferred Stock was 4.5054 (equivalent to a conversion price of $22.20 per share). At September 30, 2009, if all of the Series B Preferred Stock were to have converted, it would have resulted in the issuance of approximately 3,375,374 common shares. The Series B Preferred Stock is convertible upon the occurrence of any of the following events:

•

our common stock reaching a price equal to 125% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter, and at any time on or after June 30, 2029 if our common stock reaches a price equal to 125% of the conversion price;

•	the price per share of the Series B Preferred Stock falls below 98% of the product of the conversion rate and the average closing sale prices of our common stock for five consecutive trading days;

•

the credit ratings from Moody’s Investors Service or Standard & Poor’s Ratings Services are discontinued, suspended or withdrawn, or fall more than two levels below the initial ratings of Ba1 and BB+, respectively;

•

we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets in which our common stock would be converted into cash, securities or other property, or if a fundamental change occurs, as defined, a holder may convert the holder’s shares of Series B Preferred Stock into common stock or the cash, securities or other property that the holder would have received if the holder had converted the holder’s Series B Preferred Stock prior to the transaction or fundamental change;

•

we distribute rights to all common stockholders entitling them (for a period of not more than 45 days after the date of issuance thereof) to subscribe for or purchase shares of common stock at less than the average closing sale price thereof for the ten trading days immediately preceding the declaration date of such distribution;

•

we distribute assets to all common stockholders having a per share value as determined by the board of directors exceeding 5% of the closing sale price of the common stock on the trading day immediately preceding the declaration of such distribution; or

•	we call the Series B Preferred Stock for redemption.

For at least 20 of the last 30 trading days of the third quarter of 2009, our common stock exceeded 125% of the $22.20 conversion price at September 30, 2009. As a result, the Series B Preferred Stock will be convertible from October 1, 2009 through December 31, 2009. The same test will be performed on December 31, 2009 to determine whether the Series B Preferred Stock will be convertible in the first quarter of 2010.

At October 1, 2009, the conversion rate applicable to each share of Series B Preferred Stock was 4.5054 (equivalent to a conversion price of $22.20 per share). The conversion rate will be adjusted if we:

•	issue common stock as a dividend or distribution on shares of common stock;

•	effect a common stock share split or combination;

•	issue rights, warrants, options or other securities to the holders of common stock at a price less than the closing common stock price on the previous business day;

•	distribute stock, evidence of indebtedness or other assets or property, excluding cash dividends or spin-offs;

•	increase the effective dividend rate on its common stock;

•	make a tender offer or exchange offer for common stock at a price higher than the closing price on the previous business day; or

•	by action of the board of directors determine that an increase in the conversion rate would be in our best interests.

Redemption. We may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at the redemption prices specified below, plus accumulated and unpaid dividends to the date of redemption, for redemptions on and after each of the dates specified below:

Redemption on and after	Price
July 5, 2009	$103.875
July 1, 2010	$103.100
July 1, 2011	$102.325
July 1, 2012	$101.550
July 1, 2013	$100.775
July 1, 2014	$100.000

The redemption price (other than accumulated and unpaid dividends) will be payable wholly out of proceeds from our sale of other capital stock issued by us.

Repurchase at the Option of the Holder Upon a Fundamental Change. If we undergo a fundamental change (as defined in the articles supplementary), holders of Series B Preferred Stock will have the right, at their option, to require us to repurchase some or all of their shares of Series B Preferred Stock at a repurchase price equal to 100% of the liquidation preference of the shares being repurchased, plus any accumulated and unpaid dividends to but excluding the applicable repurchase date. A fundamental change will be deemed to have occurred if any of the following occurs:

(1)	a person or group acquires more than 50% of our outstanding common stock;

(2)	any share exchange, consolidation or merger of us or any sale, lease or other transfer of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, pursuant to which our common stock is converted into cash, securities or other property, unless our stockholders will own more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee;

(3)	continuing directors cease to constitute at least a majority of our board of directors;

(4)	our stockholders approve any plan or proposal for liquidation or dissolution; or

(5)	our common stock is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

If a fundamental change (except for any fundamental change relating solely to paragraph (3) above) occurs prior to June 30, 2014, we will pay, in addition to the repurchase price described above, a make-whole premium to a holder of shares of Series B Preferred Stock who elects to require us to repurchase such shares in connection with such a fundamental change, or who elects to convert such shares in connection with the fundamental change. The fundamental change repurchase price and/or the make-whole premium, if any, may be paid in cash, shares of common stock, or a combination thereof.

DESCRIPTION OF CLASS A UNITS

We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., as amended, which we refer to as the partnership agreement. For more detail, you should refer to the partnership agreement itself, which we have previously filed with the SEC and which is incorporated herein by reference. Certain capitalized terms used in this section are defined below under “— Certain Defined Terms.”

General

NHP/PMB L.P., or the partnership, is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act. NHP/PMB GP LLC, a Delaware limited liability company and our wholly-owned subsidiary, is the sole general partner of the partnership. The term of the partnership commenced on February 29, 2008, and will continue in perpetuity, unless the partnership is dissolved sooner under the provisions of the partnership agreement or as otherwise provided by law. Interests in the partnership are represented as either Class A Units or Class B Partnership Units (“Class B Units”). Class B Units are interests in the partnership held by the general partner and the limited partners who are affiliated with the general partner, including our subsidiary, NHP Operating Partnership L.P., a Delaware limited partnership. Class A Units are interests in the partnership held by all other limited partners. As of December 8, 2009, 1,743,361 Class A Units were issued and outstanding, and 1,280,974 Class B Units were issued and outstanding, all of which Class B Units were owned by our subsidiaries.

Purpose and Business

The partnership was formed in connection with our entry into certain agreements with Pacific Medical Buildings LLC and its affiliates (collectively, the “Pacific Agreements”). The sole purpose and nature of the business to be conducted by the partnership is: (i) to acquire, own, manage, operate, repair, renovate, maintain, improve, expand, redevelop, finance, encumber, sell, lease, hold for appreciation, or otherwise dispose of, in accordance with the terms of the partnership agreement, the properties to be acquired pursuant to the Pacific Agreements and any other properties acquired by the partnership, and to invest and ultimately distribute funds, including, without limitation, funds obtained from owning or otherwise operating properties and the proceeds from the sale or other disposition of properties, all in the manner permitted by the partnership agreement; (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing, all in the manner permitted by the partnership agreement; and (iii) to do anything necessary or incidental to the foregoing.

Management by the General Partner

Authority of the General Partner. Except as expressly provided in the partnership agreement, all management powers over the business and affairs of the partnership are exclusively vested in the general partner. No limited partner has any right to participate in or exercise control or management power over the business and affairs of the partnership, and no limited partner has any right, power or authority to act for or on behalf of, or otherwise bind or obligate, the partnership. Except as expressly provided for in the partnership agreement or required by any non-waivable provisions of applicable law, no limited partner, in its capacity as a limited partner, has any right to vote on or consent to any matter, act, decision or document involving the partnership and its business. The general partner may not be removed by the limited partners with or without cause.

Restrictions on the General Partner’s Authority. The general partner may not take any action in contravention of the partnership agreement. The general partner may not, without the prior consent or approval of limited partners holding a majority of the outstanding Class A Units held by all limited partners (the “Consent of Class A Limited Partners”), undertake, on behalf of the partnership, any of the following actions or enter into any transaction that would have the effect of such transactions:

•	subject to certain exceptions, amend, modify or terminate the partnership agreement other than to reflect the admission, substitution, termination or withdrawal of partners;

•	make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the partnership;

•	institute any proceeding for bankruptcy on behalf of the partnership;

•	subject to certain exceptions, admit into the partnership any additional partners;

•	subject to certain exceptions, approve or acquiesce to the transfer of the partnership interest of the general partner, or admit into the Partnership any additional or successor general partners;

•

acquire any properties other than the properties to be acquired pursuant to the Pacific Agreements or any property acquired in a tax-free disposition of another property, and any assets or other properties that are related to or incidental to such properties; or

•

incur any debt or transfer, sell, assign or otherwise dispose of any property, whether directly or indirectly, if, after giving effect to such incurrence or transfer, sale, assignment or other disposition certain financial ratios would not be satisfied.

Additional Limited Partners. The general partner is authorized to admit additional limited partners to the partnership from time to time, in accordance with and subject to the terms of the partnership agreement, on terms and conditions and for such capital contributions as may be established by the general partner in its reasonable discretion. No person will be admitted as an additional limited partner without the consent of the general partner (which consent has been given to those persons to whom Class A Units may be issued pursuant to the Pacific Agreements) and the Consent of Class A Limited Partners, which consent may be given or withheld by each limited partner and the general partner in its sole and absolute discretion; provided, however, that the general partner may, without the Consent of Class A Limited Partners, admit one or more additional limited partners and issue Class A Units to such person(s) in connection with the closing of any transactions contemplated by the Pacific Agreements, or consummated in connection therewith.

Additional Partnership Units

Subject to the terms and conditions of the partnership agreement, the general partner is authorized to cause the partnership from time to time to issue to the partners (including the general partner) or other persons (i) Class A Units or Class B Units, or (ii) additional partnership units in one or more new classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, rights, powers and duties senior to the holders of Class A Units, approved by the Consent of Class A Limited Partners. No person, including, without limitation, any partner or assignee, has any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any partnership units. Without the Consent of Class A Limited Partners, except in connection with a closing under the Pacific Agreements, no additional partnership units may be issued to the general partner, or to an affiliate of the general partner, unless (x) such units are Class B Units, and (y) the additional units are issued for a fair economic consideration.

Distributions

Distributions of Available Cash. On each date established by the general partner for distributions of Available Cash, which date shall be the same as the date established by us for the payment of ordinary dividends to holders of our common stock, the general partner will cause the partnership to distribute quarterly to the persons who were partners on the relevant record date an amount equal to the Available Cash, if any, generated by the partnership during the calendar quarter that ended immediately prior to such record date, as follows: (i) first, to the holders of Class A Units in accordance with each such holder’s Preferred Return Per Unit with respect to all Class A Units held by such holder, less the aggregate amount of Available Cash previously distributed with respect to such holder’s Class A Units pursuant to this clause (i); and (ii) second, 1% to the holders of Class A Units and 99% to the holders of Class B Units, in each case, allocated among the holders of such partnership units in accordance with the weighted average number of partnership units held by them during the calendar quarter that ended immediately prior to the record date.

Distributions of Disposition Proceeds and Financing Proceeds. In the event of either (i) a taxable disposition of any of the partnership’s properties other than as part of a sale, transfer or other disposition of all or substantially all of the partnership’s assets or a related series of transactions that, taken together, result in the sale or disposition of all or substantially all of the assets of the partnership, or (ii) an incurrence of debt, the general partner will cause the partnership to reinvest the proceeds therefrom (including loaning such proceeds to us or one of our affiliates at an interest rate that is the same as the interest rate then in effect under our then existing credit facility and on market terms), to the extent the general partner elects to do so and in the amount determined by the general partner to be appropriate, and to distribute the balance of such net proceeds (after deducting all costs and expenses of the partnership in connection therewith) as follows: (x) first, to the holders of Class A Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; (y) second, to the holders of Class B Units in accordance with their Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; and (z) third, 1% to the holders of Class A Units, and 99% to the holders of the Class B Units, in each case, in proportion to the number of partnership units held by them.

Distributions In Kind. No partner has any right to demand or receive property other than cash. The general partner may determine, with the Consent of Class A Limited Partners, to make a distribution in kind of partnership assets to the holders of partnership units.

Allocations of Net Income and Net Loss

Net income and net loss of the Partnership will be determined and allocated with respect to each taxable year or other period of the Partnership as of the end of such year or period. Net income for a particular period will be allocated as follows: (i) first, to holders of Class A Units and Class B Units in proportion to, and to the extent that, the amount of cumulative net loss previously allocated to such partners exceeds the cumulative amount of net income previously allocated to such partners pursuant to this clause; (ii) second, to the holders of Class A Units and Class B Units in an amount that will cause such allocation, together with the amount of all previous allocations of net income pursuant to this clause to be in proportion to and to the extent of cumulative distributions received by such partners of Available Cash, and disposition and financing proceeds for the current and all prior taxable years; and (iii) third, (a) 100% to the holders of Class B Units to the extent such net income relates to or is generated by a taxable disposition of any property and (b) with respect to all other net income, 99% to the holders of Class B Units, and 1% to the holders of Class A Units, on a pari passu basis. Net loss for a particular period will be allocated 99% to the holders of Class B Units and 1% to the holders of Class A Units, on a pari passu basis.

If a Liquidating Event (as defined below in “— Dissolution and Winding Up — Dissolution”) occurs in a partnership taxable year, net income or net loss (or, if necessary, separate items of income, gain, loss and deduction) for such taxable year and any prior taxable years (to the extent permitted under the Code) will be allocated among the partners in such amounts as will cause, to the greatest extent possible, the distributions to the partners pursuant to the partnership agreement to be made in accordance with the following liquidating distribution priority:

•	first, to the holders of Class A Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

•

second, to the holders of Class A Units in an amount equal to the number of Class A Units held by such holders multiplied by the fair market value of a share of our common stock as of the applicable valuation date, multiplied by the Adjustment Factor;

•	third, to the holders of Class B Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

•

fourth, to the holders of Class B Units in an amount equal to the number of Class B Units held by such holders multiplied by the fair market value of a share of our common stock as of the applicable valuation date, multiplied by the Adjustment Factor; and

•	fifth, (i) 1% to the holders of Class A Units, and (ii) 99% to the holders of Class B Units, in each case, in proportion to the total number of partnership units held by them.

Return of Capital

Except pursuant to the rights of redemption set forth in the partnership agreement, no limited partner will be entitled to the withdrawal or return of its capital contribution, except to the extent of distributions made pursuant to the partnership agreement or upon termination of the partnership, as provided in the agreement. Except to the extent otherwise expressly provided in the partnership agreement, no limited partner or assignee will have priority over any other limited partner or assignee either as to the return of capital contributions or as to profits, losses or distributions.

Redemption Rights

At any time following the first anniversary of becoming a holder of a Class A Unit, each limited partner or its assignee will have the right to require the partnership to redeem the Class A Unit for the Cash Amount, payable within ten business days following written notice to the general partner of the exercise of the redemption right. At the election of and in the sole and absolute discretion of the general partner, the general partner may elect to assume the partnership’s obligation with respect to the redemption and satisfy the redemption by paying the redemption price in either (i) cash equal to the Cash Amount or (ii) delivering a number of shares of our common stock equal to the REIT Shares Amount, or any combination of the foregoing, and in either case payable within ten business days following written notice to the general partner of the exercise of the redemption right. At December 1, 2009, the REIT Shares Amount was equal to 1.000 shares of common stock per

Class A Unit. No holder of any Class A Units may effect a redemption for less than 500 Class A Units or, if such holder holds less than 500 Class A Units, all of the Class A Units held by such holder. Each holder of any Class A Units may effect a redemption only once in each fiscal quarter.

If (i) we engage in any merger, consolidation or other combination with another entity, a sale of all or substantially all of our assets or stock, or any conversion into another form of entity, and the shares of our common stock are converted into or exchanged for stock or other securities of another entity, or cash or other property, (ii) we fail to qualify as a REIT, or (iii) shares of our common stock cease to be listed on any national securities exchange (any event described in clauses (i), (ii) or (iii) being a “Fundamental Event”), then, from and after the occurrence of such Fundamental Event and, in the case of a Fundamental Event described in (ii) or (iii) above, only for so long as we fail to qualify as a REIT, or the shares of our common stock cease to be listed on a national securities exchange, respectively:

•

if the shares of our common stock are converted into, or exchanged for, only common equity securities of a REIT that are listed on a national securities exchange and cash paid in lieu of fractional shares, the Class A Units will thereafter become redeemable for such new REIT shares, or cash equal to their market value; and

•	in all other cases:

•

upon a subsequent redemption of a Class A Unit, the holder will be entitled to receive, for each Class A Unit, in lieu of the Cash Amount or the REIT Shares Amount, cash in an amount equal to (a) if we fail to qualify as a REIT, the fair market value of a share of our common stock as of the date of such failure, (b) if the shares of our common stock cease to be listed on any national securities exchange, the fair market value of a share of our common stock, or (c) in the case of any other Fundamental Event, the fair market value of the cash, securities or other property into which our shares were converted, or for which our shares were exchanged; in each case, subject to adjustment based on changes in the value of an index of publicly-traded health care REITs; and

•

the Preferred Return Per Unit will be subsequently calculated with a cumulative increase occurring on the 10th day of each of February, May, August and November of each year in an amount equal to the regular quarterly cash dividend most recently paid by us prior to such Fundamental Event, subject to adjustment based on changes in the regular quarterly dividend paid by a group of publicly-traded health care REITs.

Partnership Right to Call Class A Units

On and after the date on which the aggregate Class A Units outstanding represent less than five percent (5%) of all outstanding units of the partnership, the partnership has the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Class A Units by treating any holder thereof as having exercised a redemption right for the amount of Class A Units specified by the general partner, in its sole and absolute discretion. In addition, the partnership will have the right, but not the obligation, from time to time and at any time to redeem all outstanding Class A Units by treating all holders thereof as having exercised their redemption rights for all of their Class A Units, provided that, in addition to the redemption price, the partnership pays a make whole payment to the extent required by the Pacific Agreements.

Transfers and Withdrawals

Restrictions on Transfer. The partnership agreement restricts the transferability of Class A Units. Any transfer or purported transfer of an interest in the Partnership not made in accordance with the partnership agreement will be null and void ab initio. Under the partnership agreement, subject to certain exceptions, a limited partner cannot transfer or pledge any portion of its partnership interest, or any of its economic rights as a limited partner without the prior written consent of the general partner, which may be withheld in the general partner’s sole discretion. A limited partner or assignee may, subject to the provisions of the partnership agreement, but without the requirement of first obtaining the consent of the general partner, transfer any portion of its partnership interest, or any of its economic rights as a limited partner:

•	to a partner in such limited partner or assignee in liquidation of such partner’s interest in such limited partner or assignee;

•	to an immediate family member;

•

to a family planning trust, a corporation, general or limited partnership, limited liability company or other legal entity in which the limited partner or assignee (together with their immediate family members) has a 50% or greater economic interest; or

•	to certain charitable organizations.

In addition, a limited partner may, subject to the provisions of the partnership agreement, but without first obtaining the consent of the general partner, pledge all or any portion of its Class A Units to a qualifying lending institution as collateral or security for a bona fide loan or other extension of credit, and transfer such pledged Partnership interest to such lending institution in connection with the exercise of remedies under such loan or extension of credit.

No transfer or assignment of an interest in the partnership may be made:

•	to any person or entity who lacks the legal right, power or capacity to own a partnership interest;

•	if such transfer or assignment would require registration under the Securities Act of 1933 or would otherwise violate any applicable laws or regulations;

•	of any component portion of an interest in the partnership, such as the capital account, or rights to distributions, separate and apart from all other components of an interest in the partnership;

•

if such transfer would adversely affect our ability to continue to qualify as a REIT or to comply with the requirements of the Code and Regulations applicable to REITs or subject the general partner or us to additional taxes;

•

if such transfer would cause a termination of the partnership for federal or state income tax purposes (except as a result of the redemption (or acquisition by the general partner) of all Class A Units held by all limited partners);

•

if such transfer would cause the partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the redemption (or acquisition by the general partner) of all Class A Units held by all limited partners);

•

if such transfer would cause the partnership to become, with respect to any employee benefit plan subject to Title I the Employee Retirement Income Security Act (“ERISA”), a “party-in-interest” or a “disqualified person”;

•	if such transfer would cause any portion of the assets of the partnership to constitute assets of any employee benefit plan;

•	if such transfer requires the registration of such partnership interest pursuant to any applicable federal or state securities laws;

•

if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, or causes the partnership to become a “publicly traded partnership,” unless certain conditions specified in the partnership agreement are satisfied; or

•	if such transfer subjects the partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Substituted Limited Partners. Except for a transferee permitted pursuant to the partnership agreement, no limited partner will have the right to substitute a transferee as a limited partner in his or her place. Any transferee permitted pursuant to the partnership agreement will be admitted to the partnership as a substituted limited partner. In addition, the general partner will have the right to consent to the admission of any other transferee of the interest of a limited partner as a substituted limited partner, which consent may be given or withheld by the general partner in its sole and absolute discretion. A transferee who has been admitted as a substituted limited partner in accordance with the partnership agreement will have all the rights and powers and be subject to all the restrictions and liabilities of a limited partner under the partnership agreement.

Assignees. An assignee of a partnership interest who is not admitted as a substitute limited partner will be entitled to all the rights of an assignee of a limited partnership interest under Delaware law, including the right to receive distributions from the partnership and the share of net income, net losses, recapture income and any other items of gain, loss, deduction and credit of the partnership attributable to the partnership interest assigned to such assignee, the rights to transfer its interest in accordance with the partnership agreement, and the right of redemption provided in the partnership agreement, but will not be deemed to be a limited partner for any purpose under the partnership agreement, and will not be entitled to vote any partnership units in any matter presented to the limited partners for a vote (such units will be deemed to have been voted on such matters in the same proportion as all other units held by limited partners are voted).

Withdrawals. No limited partner may withdraw from the partnership other than: (i) as a result of a permitted transfer of all of such limited partner’s partnership units in accordance with the partnership agreement; (ii) as a result of a redemption of all of such limited partner’s partnership units in accordance with the partnership agreement; or (iii) pursuant to any agreement consented to by the partnership pursuant to which the limited partner’s interests in the partnership are conveyed and the limited partner’s withdrawal is provided for.

Restrictions on the General Partner. The general partner may not transfer any of its general partner interest or withdraw from the partnership except for a withdrawal or transfer effected with the Consent of Class A Limited Partners, or a transfer of all of the general partner’s interest to an affiliate of ours so long as we remain obligated pursuant to our guarantee obligations under the partnership agreement.

Amendments of the Partnership Agreement

Amendments to the partnership agreement may be proposed by the general partner or by limited partners holding a majority of the outstanding Class A Units.

Generally, the partnership agreement may be amended, modified or terminated only with the approval of the general partner and the Consent of Class A Limited Partners. The general partner has the power to amend the partnership agreement without obtaining the Consent of Class A Limited Partners as may be required to:

•	add to the obligations of the general partner or surrender any right or power granted to the general partner for the benefit of the limited partners;

•	reflect the admission, substitution, or withdrawal of partners or the termination of the partnership in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect;

•

cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of any federal or state agency or contained in any federal or state law;

•	reflect changes that are reasonably necessary for us to maintain our status as a REIT;

•	modify the manner in which capital accounts are computed to the extent set forth in the partnership agreement, the Code or Internal Revenue Service regulations; or

•	issue additional partnership units in accordance with the partnership agreement.

Amendments that would convert a limited partner’s interest into a general partner’s interest, adversely affect the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses (other than a change that is expressly permitted by the partnership agreement) or alter or modify the redemption rights described above must be approved by each limited partner that would be adversely affected by such amendment; provided that the unanimous consent of all the partners who are adversely affected is not required for any amendment that affects all partners holding the same class or series of partnership units on a uniform or pro rata basis.

Tax Matters

The general partner is the tax matters partner of the partnership. As such, it has authority to take certain actions on behalf of the partnership with respect to tax matters, and is responsible for the preparation and filing of partnership tax returns.

Indemnification and Exculpation

To the extent permitted by applicable law, the partnership agreement indemnifies the general partner, and officers, directors, members, managers, employees, representatives and affiliates of the general partner and other persons the general partner may designate, from and against losses and liabilities arising from claims, suits and proceedings relating to the operations of the partnership. Similarly, the partnership agreement provides that neither the general partner nor any of its partners, members, officers or directors shall be liable for damages to the partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law, or any act or omissions if the general partner or such partner, member, officer or director acted in good faith.

Dissolution and Winding Up

Dissolution. The partnership will not be dissolved by the admission of substituted limited partners or additional limited partners or by the admission of a successor general partner in accordance with the terms of the partnership agreement. The partnership will dissolve, and its affairs will be wound up, only upon the first to occur of any of the following (each a “Liquidating Event”):

•

other than an event of bankruptcy, the incapacity of the general partner or an event of withdrawal of the general partner unless within 90 days after such incapacity or event of withdrawal, the remaining partners holding a majority in interest of the issued and outstanding partnership units agree in writing to continue the business of the partnership and to the appointment of a substitute general partner;

•	entry of a decree of judicial dissolution of the partnership under the provisions of Delaware law;

•

any sale, transfer or other disposition of all or substantially all of the assets of the partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the partnership; or

•

a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case, under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment, the remaining partners holding a majority in interest of the issued and outstanding partnership units of the partnership agree in writing to continue the business of the partnership and to the appointment of a substitute general partner.

Winding Up. Upon the occurrence of a Liquidating Event, the partnership will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and partners. After the occurrence of a Liquidating Event, no partner will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the partnership’s business and affairs. The general partner or, in the event that there is no remaining general partner, any person elected by a majority in interest of the limited partners will be responsible for overseeing the winding up and dissolution of the partnership and will take full account of the partnership’s liabilities and property, and the partnership property will be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom will be applied and distributed in the following order: (i) first, to the satisfaction of all of the partnership’s debts and liabilities to creditors other than the partners and their affiliates (whether by payment or the making of reasonable provision for payment thereof); (ii) second, pari passu to the satisfaction of all of the partnership’s debts and liabilities to the partners and their affiliates (whether by payment or the reasonable provision for payment thereof); and (iii) the balance, if any, to the general partner, the limited partners and their assignees in accordance with and in proportion to their positive capital account balances, after giving effect to all contributions, distributions and allocations for all periods.

Certain Defined Terms

“Adjustment Factor” means 1.0, subject to adjustment, in certain cases, if: (i) we declare or pay a dividend on our outstanding common stock in common stock or make a distribution to all holders of our outstanding common stock in common stock; (ii) we split or subdivide our outstanding common stock; (iii) we effect a reverse stock split or otherwise combine our outstanding common stock into a smaller number of shares of common stock; (iv) we distribute any rights, options or warrants to all holders of our common stock to subscribe for or to purchase or to otherwise acquire shares of common stock (or other securities or rights convertible into, exchangeable for or exercisable for common stock) at a price per share less than the fair market value of a share of common stock on the record date for such distribution; or (v) by dividend or otherwise, we distribute to all holders of our common stock evidences of our indebtedness or assets (including securities, but excluding cash and excluding any dividend or distribution referred to in clause (i) above), other than evidences of indebtedness or assets we receive, directly or indirectly, pursuant to a distribution by the partnership.

“Applicable Percentage” means a percentage specified in the partnership agreement that varies depending on what percentage of all outstanding partnership units are represented by Class A Units. The Applicable Percentage ranges from 98.7% (if the Class A Units represent 57.5% or more of all partnership units) to 89.6% (if Class A Units represent 12.4% or less of all partnership units).

“Available Cash” means, with respect to any period for which such calculation is being made:

(a)	the sum, without duplication, of:

(i)	net income, if any, determined in accordance with generally accepted accounting principles;

(ii)	depreciation and all other non-cash charges deducted in determining net income or net loss for such period;

(iii)	the amount of any reduction in the reserves or other cash or similar balances referred to in clause (b)(vi) below; and

(iv)	all other cash received by the partnership for such period that was not included in determining net income or net loss for such period;

(b)	less the sum, without duplication, of:

(i)	net loss, if any, determined in accordance with generally accepted accounting principles;

(ii)	all regularly scheduled principal debt payments made by the partnership during such period (excluding balloon payments);

(iii)	capital expenditures made by the partnership during such period for maintenance, repairs and tenant improvements but not for development or expansion;

(iv)	all other expenditures and payments not deducted in determining net income or net loss for such period (excluding balloon payments on indebtedness and capital expenditures for development or expansion);

(v)	any amount included in determining net income or net loss for such period that does not correspond to a cash amount actually received by the partnership during such period; and

(vi)	the amount of any reserves or other cash or similar balances (including, but not limited to, working capital reserves, debt reserve funds, and capital improvements reserves) established during such period (or if previously established, the amount of any increase therein), which the general partner determines in good faith to be necessary or appropriate for a legitimate business purpose of the partnership, and not for the purpose of depriving limited partners of distributions of Available Cash.

Notwithstanding the foregoing, “Available Cash” does not include (i) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership, (ii) any capital contributions, whenever received, (iii) any proceeds from the disposition of a property or (iv) any proceeds from a financing.

“Cash Amount” means an amount of cash per Class A Unit equal to the product of (i) the fair market value of a share of our common stock and (ii) the REIT Shares Amount, determined as of the applicable valuation date.

“Partnership Record Date” means a date established by the general partner for the determination of partners entitled to receive distributions of Available Cash, which date shall be the same as the record date established by us for the payment of ordinary dividends to holders of our common stock.

“Preferred Return Per Unit” means with respect to each partnership unit outstanding on a specified Partnership Record Date, an amount initially equal to zero, and increased cumulatively on each Partnership Record Date by an amount equal to the product of (i) the cash dividend per share of common stock we declare for holders of our common stock on such Partnership Record Date, multiplied by (ii) the Applicable Percentage in effect on such Partnership Record Date, multiplied by (iii) the Adjustment Factor in effect on such Partnership Record Date; provided, however, that, for each partnership unit, the increase that shall occur in accordance with the foregoing on the first Partnership Record Date that occurs on or after the date on which such partnership unit was first issued shall be the foregoing product of (i), (ii) and (iii) above, multiplied by a fraction, the numerator of which shall be the number of days that such partnership unit was outstanding up to and including such first Partnership Record Date, and the denominator of which shall be the total number of days in the period from but excluding the immediately preceding Partnership Record Date (or, if none, the date of the partnership agreement) to and including such first Partnership Record Date; provided, further, that the Preferred Return Per Unit may be calculated differently if a Fundamental Event occurs. If we declare a dividend on our outstanding common stock in which holders of common stock may elect to receive all or a portion of such dividend in cash, additional shares of common stock, or a combination thereof, then, for purposes of this definition, the “cash dividend per share of common stock” shall be deemed to equal the quotient obtained by dividing (x) the aggregate amount of cash paid by us to holders of our outstanding common stock in such dividend, by (y) the aggregate number of shares of common stock outstanding as of the close of business on the record date for such dividend.

“Preferred Return Shortfall” means, for any holder of partnership units, the amount (if any) by which (i) the Preferred Return Per Unit with respect to all partnership units held by such holder exceeds (ii) the aggregate amount previously distributed with respect to such partnership units pursuant to either (a) in the case of Class A Units, clause (i) under “— Distributions of Available Cash” and clause (x) under “— Distributions of Disposition Proceeds and Financing Proceeds,” or (b) in the case of Class B Units, clause (ii) under “— Distributions of Available Cash” and clause (y) under “— Distributions of Disposition Proceeds and Financing Proceeds.”

“REIT Shares Amount” means a number of shares of our common stock equal to the sum of (a) the product of (i) the number of Class A Units tendered for redemption and (ii) the Adjustment Factor, plus (b) the quotient of (i) the product of (x) the number of Class A Units tendered for redemption, and (y) Preferred Return Shortfall Per Unit divided by (ii) the fair market value of a share of our common stock as of the applicable valuation date.

COMPARISON OF CLASS A UNITS AND COMMON STOCK

Set forth below is a comparison of certain terms of the Class A Units and our common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of Class A Units should carefully review the rest of this prospectus supplement, the accompanying prospectus and the related registration statement, and the documents we incorporate by reference as exhibits to the registration statement, particularly our charter, our bylaws and the partnership agreement, for additional important information about the securities.

CLASS A UNITS	COMMON STOCK

Nature of Investment

The Class A Units constitute limited partnership interests in NHP/PMB L.P., a Delaware limited partnership.	The common stock constitutes equity interests in Nationwide Health Properties, Inc., a Maryland corporation.

Voting Rights

Under the partnership agreement, the holders of Class A Units have voting rights only with respect to certain limited matters, such as certain amendments and termination of the partnership agreement, institution of bankruptcy proceedings, assignments for the benefit of creditors, certain admissions of additional partners, transfers by the general partner of its interest in the partnership, transfers of certain properties, withdrawal of the general partner from the partnership and the incurrence of debt or disposition of property if such incurrence or disposition would cause the partnership’s leverage ratio to exceed 65% or if the partnership’s cash flow ratio would be less than 1.15. See “Description of Class A Units — Management by the General Partner.”	Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters submitted to a vote of the stockholders. The holders of the common stock vote to elect directors in one of three classes each year. Our charter requires that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock be approved by the affirmative vote of at least 90% of our outstanding voting stock or, in advance and unanimously, by our board of directors. Certain provisions of our charter may not be amended without the affirmative vote of at least 90% of our outstanding voting stock. Our charter permits our board of directors to classify and issue preferred stock in one or more series having rights senior to the common stock.

Distributions/Dividends

On the date established by the general partner for the payment of distributions to the partners (which shall be the same date established by us for the payment of ordinary dividends to holders of our common stock), the partnership agreement requires the general partner to cause the partnership to distribute to the persons who were partners on the relevant record date an amount equal to the Available Cash (if any) generated by the partnership during the calendar quarter that ended immediately prior to such record date, as follows: (i) first, to the holders of Class A Units in accordance with each such holder’s Preferred Return Per Unit with respect to all units of the partnership held by such holder, less the aggregate amount previously distributed with respect to such holder’s units pursuant to this clause (i); and (ii) second, (x) 1% to the holders of Class A Units, and (y) 99% to the holders of Class B Units, in each case, in proportion to the total number of units held by them. See “Description of Class A Units — Distributions — Distributions of Available Cash.”	Holders of the common stock are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefor. Under the REIT rules, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. See “United States Federal Income Tax Consequences.”

In the event of either (i) a taxable disposition of any of the partnership’s properties (other than as part of a sale, transfer or other disposition of all or substantially all of the partnership’s assets or a related series of transactions that,

CLASS A UNITS	COMMON STOCK
taken together, result in the sale or disposition of all or substantially all of the assets of the partnership) or (ii) an incurrence of debt, the general partner will cause the partnership to distribute the balance of the net proceeds of such disposition or net proceeds received by the partnership in connection with the incurrence of debt not reinvested by the general partner in accordance with the terms of the partnership agreement, as follows: (i) first, to the holders of Class A Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; (ii) second, to the holders of Class B Units in accordance with their Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; and (iii) third, 1% to the holders of Class A Units, and 99% to the holders of the Class B Units, in each case, in proportion to the number of Partnership Units held by them. “Description of Class A Units — Distributions — Distributions of Disposition Proceeds and Financing Proceeds.”

Liquidity and Transferability/Redemption

There is no public market for the Class A Units and the Class A Units are not listed on any securities exchange.

Under the partnership agreement, subject to certain exceptions, a limited partner cannot transfer any portion of its partnership interest, or any of such limited partner’s economic rights as a limited partner without the prior written consent of the general partner, which may be withheld in the general partner’s sole discretion. See “Description of Class A Units — Transfers and Withdrawals.”

The common stock is transferable subject to the ownership limit set forth in our charter (9.9% of the outstanding voting shares of our stock). The common stock is listed and traded on the New York Stock Exchange. The common stock is not redeemable.

After the first anniversary of becoming a holder of a Class A Unit, each limited partner has the right, subject to the terms and conditions of the partnership agreement, to require the partnership to redeem the Class A Unit for the Cash Amount. At the election of and in the sole and absolute discretion of the General Partner, the General Partner may elect to assume the Partnership’s obligation with respect to the redemption and satisfy the redemption by paying the redemption price in either (i) cash equal to the Cash Amount or (ii) delivering a number of shares of our common stock equal to the REIT Shares Amount, or any combination of the foregoing. See “Description of Class A Units — Redemption Rights.”

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences to a unitholder that exercises its option to have all or a portion of its Class A Units redeemed and of an investment in common stock of NHP. For purposes of this section under the heading “United States Federal Income Tax Consequences,” references to “NHP,” “we,” “our” and “us” mean only Nationwide Health Properties, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus supplement. The summary is also based upon the assumption that we will operate NHP and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who, as nominees, hold our stock on behalf of other persons;

•	persons who receive NHP stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding NHP stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that Class A Units are held as capital assets and that common stock will be held as a capital asset, which generally means as property held for investment.

The federal income tax treatment to you depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to you will depend on your particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of an exchange or redemption of Class A Units and of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Exchange or Redemption of Class A Units

If we acquire a Class A Unit tendered for redemption in exchange for shares of common stock or cash, a tendering unitholder will recognize gain or loss in an amount equal to the difference between (i) the amount realized in the transaction (i.e., the sum of the cash and the fair market value of any shares of common stock plus the amount of the partnership liabilities allocable to such tendered Class A Unit at such time) and (ii) the unitholder’s tax basis in the Class A Unit disposed of, which tax basis will be adjusted for the Class A Unit’s allocable share of the Partnership’s income, gain or loss for the taxable year of disposition. The tax liability resulting from the gain recognized on the disposition of a tendered unit could exceed the amount of cash and the fair market value of any shares of common stock received in exchange therefor.

If the Partnership redeems a tendered Class A Unit for cash (which is not contributed by us to effect the redemption), the tax consequences generally would be the same as described in the preceding paragraph, except that if the Partnership redeems less than all of a unitholder’s Class A Units, the unitholder would recognize no taxable loss and would recognize taxable gain only to the extent that the cash, plus the amount of the Partnership liabilities allocable to the redeemed Class A Units, exceeded the unitholder’s adjusted tax basis in all of such unitholder’s Class A Units immediately before the redemption.

Disguised Sales

Under the Internal Revenue Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations. In a disguised sale, the partner is treated as if it sold the contributed property to the partnership as of the date the property was contributed to the partnership. Transfers of money or other property between a partnership and a partner that are made within two years of each other, including redemptions of Class A Units made within two years of a unitholder’s contribution of property to the Partnership, must be reported to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale.

A redemption of Class A Units by the Partnership within two years of the date of a unitholder’s contribution of property to the Partnership may be treated as a disguised sale. If this treatment were to apply, such unitholder would be treated for U.S. federal income tax purposes as if, on the date of its contribution of property to the Partnership, the Partnership issued to it an obligation to pay it the redemption proceeds. In that case, the unitholder may be required to recognize gain on the disguised sale in such earlier year.

Character of Gain or Loss Recognized

Capital gains recognized by individuals and certain other noncorporate taxpayers upon the sale, exchange, or redemption of a Class A Unit will be subject to a maximum U.S. federal income tax rate of 15% (through 2010) if the Class A Unit is held for more than 12 months and will be taxed at ordinary income tax rates if the Class A Unit is held for 12 months or less. Generally, gain or loss recognized by a unitholder on the sale, exchange, or redemption of a Class A Unit will be taxable as capital gain or loss. However, to the extent that the amount realized upon the sale, exchange, or redemption of a Class A Unit attributable to a unitholder’s share of “unrealized receivables” of the Partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, “unrealized receivables” include amounts attributable to previously claimed depreciation deductions on certain types of property. In addition, the maximum U.S. federal income tax rate for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as the Partnership) held for more than 12 months is currently 25% (rather than 15%) to the extent of previously claimed depreciation deductions that would not be treated as “unrealized receivables.”

Passive Activity Losses

The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the Class A Units. If the Partnership were characterized as a “publicly traded partnership” that is taxed as a partnership and not as a corporation, each Class A Unitholder would be required to treat any loss derived from the Partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the Partnership which are carried forward may only be offset against future income of the Partnership. We believe and intend to take the position that the Partnership should not be classified as a publicly traded partnership. No assurance can be given that the IRS will not assert that the Partnership is a publicly traded partnership, or that facts and circumstances will not develop which could cause the Partnership to become a publicly traded partnership. The following discussion assumes that the Partnership will be classified and taxed as a partnership (and not as a publicly traded partnership) for U.S. federal income tax purposes.

If a unitholder tenders all or a portion of its Class A Units and recognizes a gain on the sale, exchange or redemption, it may be entitled to use its current and suspended passive activity losses (if any) from the Partnership and other passive sources to offset that gain. If a unitholder tenders all or a portion of its Class A Units and recognizes a loss on such sale, it may be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of its passive activity income from the Partnership for that year (if any) plus any passive activity income from other sources for that year. In addition, if a unitholder tenders all of its Class A Units, the balance of any suspended losses from the Partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) against any other income of such unitholder for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from the Partnership or other investments that may be used to offset gain from the sale, exchange or redemption of your Class A Units tendered for redemption.

Foreign Unitholders

Gain recognized by a non-U.S. holder (as defined below under “Taxation of Stockholders—Taxation of Foreign Stockholders) on a sale, exchange or redemption of a Class A Unit tendered for redemption will be subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ( “FIRPTA”). If you are a non-U.S. holder, we or the Partnership will be required, under the FIRPTA provisions of the Internal Revenue Code, to deduct and withhold 10% of the amount realized by you on the disposition. The amount withheld would be creditable against your U.S. federal income tax liability and, if the amount withheld exceeds your actual tax liability, you could claim a refund from the IRS by filing a Federal income tax return.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE, EXCHANGE OR REDEMPTION OF CLASS A UNITS TENDERED FOR REDEMPTION.

Taxation of NHP

We elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1985. Although we believe that, commencing with our taxable year ended December 31, 1985, we were organized in conformity with the requirements for qualification as a REIT, and our actual method of operation has enabled, and our proposed method of operation will enable, us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code, no assurance can be given we have been or will remain so qualified.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with this offering of common stock. We have received in connection with this offering an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that commencing with our taxable year that ended on December 31, 1999, we have been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our actual method of operation has enabled, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. We have asked Skadden, Arps, Slate, Meagher & Flom LLP to assume for purposes of its opinion that certain prior legal opinions we received to the effect that we were taxable as a REIT are true and correct. The opinion will be expressed as of the date issued and will not cover subsequent periods. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such an opinion.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, diversity of stock and asset ownership, and the various qualification requirements imposed upon REITs by the Internal Revenue Code as discussed below. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements. See “— Failure to Qualify.” In addition, no assurance can be given that the IRS will not challenge our eligibility for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

For tax years through 2010, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. See “Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (a “TRS”) (as described below) that do not reflect arms-length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries, including any TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Our charter and bylaws provide restrictions regarding the ownership and transfers of its shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

The Internal Revenue Code provides relief from violations of certain of the REIT requirements, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including, in certain cases, the payment of a penalty tax that is based upon the magnitude of the violation. See “—Income Tests” and “—Asset Tests” below. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.    If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries.    If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below) that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which NHP holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries.    In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated as prohibited transactions.

A TRS may not directly or indirectly operate or manage a healthcare facility. The Internal Revenue Code defines a “healthcare facility” generally to mean a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients. If the IRS were to treat a subsidiary corporation of ours as directly or indirectly operating or managing a healthcare facility, such subsidiary would not qualify as a TRS, which could jeopardize our REIT qualification under the REIT 5% and 10% gross asset tests.

Although a TRS may not operate or manage a healthcare facility, for taxable years beginning after July 30, 2008, rent received by a REIT from the lease of a healthcare facility to a TRS may qualify as “rents from real property” for purposes of both the 75% and 95% gross income tests provided that the facility is operated by an “eligible independent contractor.” Qualification as an eligible independent contractor, however, involves the application of highly technical and complex Internal Revenue Code provisions for which only limited authorities exist.

Income Tests

In order to maintain our qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” certain hedging transactions, and certain foreign currency exchange transactions, generally must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency exchange transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. There can be no assurance, however, that the IRS will not assert that rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the amount of any such non-qualifying income, together with other non-qualifying income, exceeds 5% of our gross income, we may fail to qualify as a REIT. We will review our properties to determine that rents attributable to personal property will not exceed 15% of the total rent with respect to any particular lease.

In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, except in certain instances, such as in connection with the operation or management of a healthcare facility, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income received from non-TRS lessees will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity. Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.”

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, also will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Derivatives and Hedging Transactions”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. To the extent that we do not properly identify such transactions as hedges, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular income test.

Under the Housing and Economic Recovery Tax Act of 2008, the Secretary of the Treasury has been given broad authority to determine whether particular items of income or gain qualify under either the 75% or 95% gross income test, or are to be excluded from the measure of gross income for purposes of such tests.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of

(i)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and

(ii)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Foreclosure property also includes certain qualified healthcare property acquired by a REIT as the result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease). In general, we may operate a qualified healthcare facility acquired in this manner through, and in certain circumstances may derive income from, an independent contractor for two years (or up to six years if extensions are granted). For purposes of this rule, a “qualified healthcare property” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program with respect to such facility, along with any real property or personal property necessary or incidental to the use of any such facility.

We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options.

Except to the extent provided by Treasury regulations, income from a hedging transaction will not constitute gross income for purposes of both the 75% and 95% income tests provided that we enter into the hedging transaction either (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain) which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and potentially are subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of NHP—Effect of Subsidiary Entities—Ownership of Partnership Interests.”

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the income tests as discussed in “Taxation of NHP—Asset Tests” and “—Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to the relief provisions described above. See “Taxation of NHP—Asset Tests,” “—Income Test” and “—Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2010) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of NHP—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of NHP—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of NHP Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You are urged to consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Ordinary Dividends. The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) not attributable to our capital gains and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income generally must be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, and (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received.

Dispositions of NHP Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing test is met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically-controlled qualified investment entity.

In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above under “—Taxation of Foreign Stockholders—Capital Gain Dividends”), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning NHP stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors are urged to consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law. Skadden, Arps, Slate, Meagher & Flom LLP has issued an opinion to us regarding certain tax matters.

EXPERTS

The consolidated financial statements of Nationwide Health Properties, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of our internal control over financial reporting as of December 31, 2008 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file current, quarterly and annual reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission (SEC). You may read and copy any of these filed documents at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at www.sec.gov. These reports, proxy statements and other information can also be read through the Investor Relations section of our website at www.nhp-reit.com. Information on our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to our securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.

Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference into this prospectus supplement to determine if any of the statements in this prospectus supplement or the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference the following documents filed by us with the SEC and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is complete or terminated (other than documents or information deemed furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Reports on Form 8-K filed on January 9, February 17, May 12, May 26, June 5, June 12, June 24, August 14, 2009, November 10 and November 18, 2009; and

•	our definitive proxy statement dated March 26, 2009 in connection with our Annual Meeting of Stockholders held on May 5, 2009.

You may request a copy of these filings, at no cost, by writing or calling us at the following address:

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Attention: Investor Relations

Telephone number: (949) 718-440

PROSPECTUS

Debt Securities

Preferred Stock

Common Stock

Securities Warrants

We may offer, from time to time, in one or more series:

•	debt securities;

•	warrants to purchase debt securities;

•	shares of our preferred stock;

•	warrants to purchase shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase shares of our common stock.

We collectively refer to the common stock warrants, the debt securities warrants and the preferred stock warrants in this prospectus as the securities warrants. We collectively refer to the debt securities, the preferred stock, the common stock and the securities warrants in this prospectus as the securities.

We will provide the specific terms of these securities in prospectus supplements or free writing prospectuses to this prospectus prepared in connection with each offering. The prospectus supplement or free writing prospectus will also disclose whether the securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability. You should read this prospectus, the applicable prospectus supplement and any applicable free writing prospectus carefully before you invest in the securities.

Securities may be sold directly, through agents from time to time or through underwriters or dealers. If any agent or any underwriter is involved in the sale of the securities, the name of the agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “NHP.”

Investing in our securities involves risks. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2007

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus we may provide you in connection with an offering of securities. You must not rely on any unauthorized information or representations not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus. This prospectus, any accompanying prospectus supplement or any free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any accompanying supplement to this prospectus or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus, any prospectus supplement to this prospectus or any free writing prospectus is accurate only as of the date of that document.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. Under the automatic shelf registration process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and/or a free writing prospectus may also add to or update other information contained in this prospectus. You should read this prospectus, any prospectus supplement and any free writing prospectus together with the information incorporated or deemed to be incorporated by reference herein as described under “Incorporation of Certain Documents by Reference.” Whenever we refer herein to “NHP,” the “Company” or to “us” or use the terms “we” or “our,” we are referring to Nationwide Health Properties, Inc. and its subsidiaries, unless the context otherwise requires.

i

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference may include statements that may constitute “forward-looking statements” within the meaning of federal securities laws. One can identify these forward-looking statements by their use of words such as “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company’s growth strategy and financial results. One must carefully consider any such statement and should understand that many factors could cause actual results to differ materially from our forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Information regarding important factors that could cause actual results to differ, perhaps materially, from the anticipated results in our forward-looking statements include:

•	The bankruptcy, insolvency or financial deterioration of our operators.

•	Particular risks associated with real estate ownership.

•	Our ability or inability to meet maturing commitments or make future investments necessary to grow our business.

•	Increasing investor interest in our sector and consolidation at the operator or REIT level, which could increase competition and reduce our profitability.

•	Any downgrade of our credit rating, which could impair our ability to obtain additional debt financing on favorable terms, if at all.

•	Our exposure to floating interest rates.

•	Unforeseen costs associated with investments in new properties.

•	Losses on the sale of certain facilities.

•	Competitive risks related to reinvestment of sale proceeds.

•	Our ability to retain key personnel.

•	Environmental laws that expose us to the possibility of having to pay damages to the government and costs of remediation if there is contamination on our property.

•	Our level of indebtedness and the possibility of having to repurchase our medium-term notes.

•	Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Developments in any of these areas, which are more fully described elsewhere in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, and each applicable prospectus supplement, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

We caution that the foregoing list of important factors is not exclusive. We urge you not to unduly rely on forward-looking statements contained in this prospectus or any prospectus supplement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our expectations are as of the date this prospectus, and we do not intend to update any of the forward-looking statements to conform these statements to actual results, unless required by law. You should, however, review the factors and risks we describe in this prospectus and in the reports we file from time to time with the SEC after the date of this prospectus. For additional details, please see “Where You Can Find More Information.”

ABOUT US

Nationwide Health Properties, Inc., a Maryland corporation, is a real estate investment trust (REIT) that invests primarily in healthcare related facilities and provides financing to healthcare providers.

We primarily make our investments by acquiring an ownership interest in facilities and leasing them to unaffiliated tenants under “triple-net” “master” leases that transfer the obligation for all facility operating costs (insurance, property taxes, utilities, maintenance, capital improvements, etc.) to the tenants. In addition, but to a much lesser extent because we view the risks of this activity to be greater, we extend mortgage loans and other financing to tenants from time to time. For the three months ended March 31, 2007, about 95% of our revenues were derived from our leases, with the remaining 5% from our mortgage loans and other financing.

At March 31, 2007, we had investments in 498 healthcare facilities located in 43 states. The facilities included 248 assisted and independent living facilities, 200 skilled nursing facilities, 21 medical office buildings operated by a consolidated joint venture in which we have a 90% interest, 12 continuing care retirement communities, seven specialty hospitals, seven skilled nursing facilities and one assisted living facility owned by an unconsolidated joint venture in which we have a 25% interest and two assets held for sale. Substantially all of our owned facilities are leased under “triple-net” leases, which are accounted for as operating leases.

At March 31, 2007 our facilities were operated by 76 different healthcare providers, including the following publicly traded companies: Assisted Living Concepts, Inc., Brookdale Senior Living, Inc., Emeritus Corporation, Extendicare, Inc., Genesis Healthcare, HEALTHSOUTH Corporation, Kindred Healthcare, Inc. and Sun Healthcare Group, Inc. Of the tenants of our facilities, only Brookdale Senior Living, Inc. (“Brookdale”) and Hearthstone Senior Services, L.P., (“Hearthstone”) accounted for 10% or more of our revenues for the quarter ended March 31, 2007, or is expected to account for more than 10% of our revenues for the remainder of 2007.

Our leases have fixed initial rent amounts and generally contain annual escalators. Many of our leases contain non-contingent rent escalators for which we recognize income on a straight-line basis over the lease term. Certain leases contain escalators contingent on revenues or other factors, including increases based solely on the Consumer Price Index. Such revenue increases are recognized over the lease term as the related contingencies occur. We assess the collectability of our rent receivables, and depending on the circumstances, we may provide a reserve against the receivable balances for the portion, up to the full value, that we estimate may not be recovered. At March 31, 2007, approximately 85% of our facilities were leased under master leases. In addition, the majority of our leases contain cross-collateralization and cross-default provisions tied to other leases with the same tenant, as well as grouped lease renewals and, if purchase options exist, grouped purchase options. At March 31, 2007, Leases covering 386 facilities were backed by security deposits consisting of irrevocable letters of credit or cash totaling 71.9 million. Under terms of the leases, the tenants are responsible for all maintenance, repairs, taxes, insurance and capital expenditures on the leased properties. At March 31, 2007, leases covering 321 and 205 facilities contained provisions for property tax and capital expenditure impounds, respectively.

At March 31, 2007, we held 15 mortgage loans receivable secured by 16 skilled nursing facilities, six assisted living facilities, one continuing care retirement community, and one land parcel. The mortgage loans receivable had a net book value of $116.4 million. The mortgage loans had individual outstanding balances ranging from $0.7 million to $33.0 million and maturities ranging from 2008 to 2024.

We believe we have operated in such a manner as to qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the “Code.” We intend to continue to operate in such manner. If we qualify for taxation as a REIT, we will generally not be subject to federal income taxes on our income that is distributed to stockholders. This treatment substantially eliminates the “double taxation” (i.e., at the corporate and stockholder levels) that generally results from investing in the stock of a corporation.

Our principal executive offices are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660, and our telephone number is (949) 718-4400.

RISK FACTORS

Investing in our securities involves various risks. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and the applicable prospectus supplement, including “Item 1A - Risk Factors” in our annual report on Form 10-K for the fiscal year ended on December 31, 2006.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. In computing the ratio of earnings to fixed charges, earnings have been based on consolidated income from continuing operations before fixed charges (exclusive of capital interest). Fixed charges consist of interest on debt, including amounts capitalized, an estimate of interest in rental expense, and interest expense related to the guaranteed debt of the partnerships and limited liability companies in which we hold an interest. In computing the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our 7.677% Series A Cumulative Preferred Step-Up REIT Securities and 7.75% Series B Cumulative Convertible Preferred Stock.

	For the three months ended March 31, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	2.07	1.84	1.83	1.92	1.64	1.42
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.79	1.57	1.48	1.59	1.45	1.24

USE OF PROCEEDS

Unless otherwise specified in any prospectus supplement, the net proceeds from the sale of the securities offered from time to time hereby will be used for general corporate purposes, including the repayment of short term bank lines of credit and investments in healthcare related facilities. We use our existing revolving bank credit facility primarily to provide short term financing for the acquisition of healthcare related facilities.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under one or more trust indentures to be executed by us and a specified trustee. The terms of the debt securities will include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The indentures will be qualified under the Trust Indenture Act.

The following description sets forth certain anticipated general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, investors should review both the prospectus supplement relating thereto and the following description. A form of the indenture (as discussed herein) has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

The debt securities will be our direct obligations and may be either senior debt securities or subordinated debt securities. The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of our senior debt (as defined in the applicable indenture).

Except as set forth in the applicable indenture and described in a prospectus supplement relating thereto, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the board of directors or as established in the applicable indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

The prospectus supplement relating to any series of debt securities being offered will contain their specific terms, including, without limitation:

•	Their title and whether they are senior securities or subordinated securities;

•	Their initial aggregate principal amount and any limit on their aggregate principal amount;

•

The percentage of the principal amount at which they will be issued and, if other than 100% of the principal amount, the portion of the principal amount payable upon declaration of acceleration of their maturity;

•

The terms, if any, upon which they may be convertible into shares of our common stock or preferred stock and the terms and conditions upon which a conversion will be effected, including the initial conversion price or rate and the conversion period;

•	If convertible, the portion of the principal amount that is convertible into common stock or preferred stock, or the method by which any portion shall be determined;

•	If convertible, any applicable limitations on the ownership or transferability of the common stock or preferred stock into which they are convertible;

•	The date or dates, or the method for determining the date or dates, on which the principal will be payable;

•	The rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which they will bear interest, if any;

•

The date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for the interest payment dates, or the method by which the date shall be determined, the person to whom the interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•

The place or places where the principal of (and premium, if any) and interest, if any, will be payable, where they may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us may be served;

•	The period or periods within which, the price or prices at which and the terms and conditions upon which they may be redeemed, as a whole or in part, at our option, if we are to have such an option;

•

Our obligation, if any, to redeem, repay or purchase them pursuant to any sinking fund or analogous provision or at the option of a holder, and the period or periods within which, the price or prices at which and the terms and conditions upon which they will be redeemed, repaid or purchased, as a whole or in part, pursuant to this obligation;

•

If other than U.S. dollars, the currency or currencies in which they are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions;

•

Whether the amount of payments of principal of (and premium, if any) or interest, if any, may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currencies) and the manner in which the amounts shall be determined;

•	Any additions to, modifications of or deletions from their terms with respect to the events of default or covenants set forth in the indenture;

•	Any provisions for collateral security for their repayment;

•	Whether they will be issued in certificated and/or book-entry form;

•

Whether they will be in registered or bearer form and, if in registered form, the denominations if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations and related terms and conditions;

•	The applicability, if any, of defeasance and covenant defeasance provisions of the applicable indenture;

•

Whether and under what circumstances we will pay additional amounts as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem them in lieu of making such payment; and

•	Any other terms and any deletions from or modifications or additions to the applicable indenture.

The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Special federal income tax, accounting and other considerations applicable to debt securities will be described in the applicable prospectus supplement.

The applicable indenture may contain provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control.

Restrictions on ownership and transfer of our common stock and preferred stock are designed to preserve our status as a REIT and, therefore, may act to prevent or hinder a change of control. See “Description of Preferred Stock—Restrictions on Ownership.” Investors should review the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Merger, Consolidation or Sale

The applicable indenture will provide that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, provided that:

•

Either we shall be the continuing corporation, or the successor corporation (if other than NHP) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be organized and existing under U.S. or state law and shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the applicable debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable indenture;

•

Immediately after giving effect to such transaction and treating any indebtedness which becomes our obligation or any subsidiary as a result thereof as having been incurred by us or a subsidiary at the time of such transaction, no event of default under the applicable indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	An officer’s certificate and legal opinion covering such conditions shall be delivered to the trustee.

Covenants

The applicable indenture will contain covenants requiring us to take certain actions and prohibiting us from taking certain actions. The covenants with respect to any series of debt securities will be described in the prospectus supplement relating to them.

Events of Default, Notice and Waiver

Each indenture will describe specific “events of default” with respect to a series of debt securities issued under the indenture. Such “events of default” are likely to include (with grace and cure periods):

•	Our failure to pay any installment of interest;

•	Our failure to pay their principal (or premium, if any) at their maturity;

•	Our failure to make any required sinking fund payment;

•	Our breach of any other covenant or warranty contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a different series of debt securities); and

•	Certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any substantial part of our property.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul such declaration and its consequences if:

•

We shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•

All events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) have been cured or waived as provided in such indenture.

Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

•	In the payment of the principal of (or premium, if any) or interest on any debt security of such series; or

•	In respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

Each trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders.

Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the case of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than a majority in principal amount of the outstanding debt securities of such series, as well as the furnishing of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.

Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have furnished to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

It is anticipated that we and the trustee may make modifications and amendments to an indenture, with the consent of the holders of not less than a majority in principal amount of each series of the outstanding debt securities issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each affected holder of the debt securities:

•	Change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on the debt securities;

•	Reduce the principal amount of (or premium, if any) or the interest, if any, on the debt securities or the principal amount due upon acceleration of an original issue discount security;

•	Change the place or currency of payment of principal of (or premium, if any) or interest, if any, on the debt securities;

•	Impair the right to institute suit for the enforcement of any such payment on or with respect to the debt securities;

•	Reduce the above-stated percentage of holders of the debt securities necessary to modify or amend the indenture; or

•	Modify the foregoing requirements or reduce the percentage of the outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

A record date may be set for any act of the holders with respect to consenting to any amendment.

The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected thereby will have the right to waive our compliance with certain covenants in the indenture.

Each indenture will contain provisions for convening meetings of the holders of debt securities of a series to take permitted action.

Under certain circumstances, we and the trustee may make modifications and amendments to an indenture without the consent of any holders of outstanding debt securities.

Redemption of Securities

The applicable indenture will provide that the debt securities may be redeemed at any time at our option, in whole or in part, for certain reasons intended to protect our status as a REIT. Debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Conversion of Securities

The terms and conditions, if any, upon which any debt securities are convertible into shares of our common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include:

•	Whether such debt securities are convertible into shares of our common stock or preferred stock;

•	The conversion price (or manner of calculation thereof);

•	The conversion period;

•	Provisions as to whether conversion will be at our option or the option of the holders;

•	The events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities; and

•	Any restrictions on conversion, including restrictions directed at maintaining our REIT status.

Subordination

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior securities. No payment of principal or interest will be permitted to be made on subordinated securities at any time if any payment default or any other default which permits accelerations exists. After all senior securities are paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the right of holders of senior securities to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior securities. By reason of such subordination, in the event of a distribution of assets upon our insolvency, some of our general creditors may recover more, ratably, than holders of subordinated securities. If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated herein by reference will contain the approximate amount of senior securities outstanding as of the end of our most recent fiscal quarter.

Global Securities

The debt securities of a series may be issued in whole or in part in global form. The global securities will be deposited with a depositary, or with a nominee for a depositary, identified in the prospectus supplement. In this case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The specific material terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of persons, or participants, that have accounts with the depositary. The accounts to be credited will be designated by any underwriters or agents participating in the distribution of the debt securities. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for the global security, with respect to interests of participants, or by participants or persons that hold through participants, with respect to interests of persons other than participants. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the holders of the debt securities, we, the trustee and our agents will treat a person as the holder of the principal amount of debt securities as specified in a written statement of the depositary. Except as set forth herein or otherwise provided in the prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names, will not receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. Neither we, the trustee nor any paying agent for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of the participants.

If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the debt securities in definitive form in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of the series in definitive form in exchange for all of the global security or securities representing the debt securities.

The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in debt securities represented by global securities.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock outlines some of the general terms and provisions of the preferred stock to which any prospectus supplement may relate. The description below and in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to our charter, our bylaws and our board of directors’ resolution or articles supplementary relating to each series of the preferred stock which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of the series of the preferred stock.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.10 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share.

Under our charter, our board of directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more series, with the voting, dividend, conversion or liquidation rights, designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of the series as are stated in the resolutions providing for the issuance of a series of preferred stock, adopted, at any time or from time to time, by our board of directors. At March 31, 2007 we had 900,485 shares of 7.677% Series A Cumulative Preferred Stock and 1,064,500 shares of 7.75% Series B Cumulative Convertible Preferred Stock outstanding. With respect to payment of dividends, the Series A and Series B Preferred Stock will rank senior to our common stock and equivalent to any other shares of our preferred stock which are not by their terms, as disclosed in the applicable prospectus supplement, subordinated to the Series A and Series B Preferred Stock with respect to payment of dividends and amounts due upon liquidation, dissolution or winding up.

Subject to limitations prescribed by Maryland law and the charter, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of our board of directors or a duly authorized committee thereof. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

A prospectus supplement relating to a preferred stock offering will contain their specific terms, including, without limitation:

•	The title and stated value;

•	The number of shares offered, the per share offering price and the liquidation preference;

•	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

•	The date from which dividends will accumulate, if applicable;

•	The provision for a sinking fund, if any;

•	Redemption provisions, if applicable;

•	Any listing on any securities exchange;

•	The terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of common stock, including the conversion price or method of calculation;

•	A discussion of certain federal income tax considerations;

•	The relative ranking and preferences of the preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

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Any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding;

•	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	Any other specific terms, preferences, rights, limitations or restrictions.

Unless otherwise stated in a prospectus supplement relating to a particular series of preferred stock, each series will rank on a parity as to dividends and distributions of assets with each other. The rights of the holders of each series of preferred stock will be subordinate to those of our general creditors.

Certain Provisions of our Charter

See “Description of Common Stock—Redemption and Business Combination Provisions” for a description of certain provisions of our charter, including provisions relating to redemption rights and provisions that may have certain anti-takeover effects.

Dividend Rights

Holders of each series of our preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, cash dividends on the dates and at the rates as are set forth in, or as are determined by the method described in, the prospectus supplement relating to the series of the preferred stock. The rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on our stock books on the record dates, fixed by our board of directors, as specified in the prospectus supplement relating to the series of preferred stock.

The dividends may be cumulative or noncumulative, as provided in the prospectus supplement relating to the series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on the dividend payment date will be lost, and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on the series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we initially issue shares of the series.

Unless otherwise specified in the applicable prospectus supplement, if any shares of preferred stock of any series are outstanding, no full dividends will be declared or paid or set apart for payment on the shares of preferred stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless full dividends (which include all unpaid dividends in the case of cumulative dividend preferred stock) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment on the preferred stock of such series is set apart.

If we do not pay dividends in full (or a sum sufficient for full payment is not so set apart) on the shares of preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of such series, all dividends declared upon shares of preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends with such preferred stock shall be declared pro rata among the holders of such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

So long as the shares of any series of preferred stock are outstanding, we may not, other than as we determine is necessary to maintain our status as a REIT, declare any dividends on any shares of common stock or any other stock ranking as to dividends or distributions of assets junior to the series of preferred stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock, other than junior stock that is neither convertible into, nor exchangeable or exercisable for, any securities other than junior stock, unless:

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full dividends, including if the preferred stock is cumulative, dividends for prior dividend periods, have been paid or declared and set apart for payment on all outstanding shares of the preferred stock of the series and all other classes and series of preferred stock, other than junior stock; and

•

we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of preferred stock of the series or any shares of any other preferred stock of any class or series, other than junior stock.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock or any other shares of stock ranking junior as to the distribution to the series of preferred stock, the amount of the liquidation preference per share set forth in the prospectus supplement relating to the series of the preferred stock plus an amount equal to all accumulated and unpaid dividends accrued. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to any series of preferred stock, ranking as to the distribution on a parity with any other series of preferred stock are not paid in full, the holders of each series will share ratably in any distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full preferential amounts, the holders of each series of preferred stock will be entitled to no further participation in any distribution of our assets.

Redemption

A series of the preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to the series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of preferred stock.

If fewer than all of the outstanding shares of a series of the preferred stock are redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata, subject to rounding to avoid fractional shares, as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. Unless we default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any, from and after the redemption date, dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, shall cease.

So long as any dividends on shares of any series of the preferred stock or any other series of preferred stock ranking on a parity as to dividends and distribution of assets with the series of the preferred stock are in arrears, no shares of any series of the preferred stock or other series of preferred stock will be redeemed, whether by mandatory or optional redemption, unless all of the shares of each series of preferred stock are simultaneously redeemed, and we will not purchase or otherwise acquire any shares; provided, however, that the foregoing will not prevent the purchase or acquisition of the shares pursuant to a purchase or exchange offer made on the same terms to holders of all shares outstanding of each series of preferred stock.

Conversion Rights

The terms, if any, on which shares of preferred stock of any series may be exchanged for or converted, mandatorily or otherwise, into shares of our common stock or another series of preferred stock will be set forth in the prospectus supplement relating thereto. See “Description of Common Stock.”

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Any series of preferred stock may provide that, so long as any shares of the series remain outstanding, the holders of the series may vote as a separate class on certain specified matters, which may include changes in our capitalization, amendments to our charter and mergers and dispositions.

These voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the series of preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably deposited in trust to effect the redemption.

A series of preferred stock may contain provisions for additional rights, remedies and privileges if dividends on the series are in arrears for specified periods. These rights, remedies and privileges will be described in the applicable prospectus supplement.

Transfer Agent and Registrar

Unless otherwise indicated in an applicable prospectus supplement, The Bank of New York will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of preferred stock.

Restrictions on Ownership and Transfer

Ownership and transfer of shares of preferred stock will be subject to the same restrictions on ownership and transfer that are applicable to shares of our common stock. See “Description of Common Stock—Restrictions on Ownership and Transfer.” All certificates representing preferred stock may bear a legend referring to these restrictions.

DESCRIPTION OF COMMON STOCK

The following description of our common stock outlines some of the general terms and provisions of our common stock to which any prospectus supplement may relate. The description below and in any prospectus supplement do not purport to be complete and are subject to and qualified in their entirety by reference to our charter and our bylaws.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.10 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share. At March 31, 2007, there were 89,082,647 shares of our common stock outstanding.

All shares of common stock:

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participate equally in dividends payable to stockholders of common stock when and as declared by our board of directors and in net assets available for distribution to stockholders of common stock on liquidation or dissolution;

•	have one vote per share on all matters submitted to a vote of the stockholders; and

•	do not have cumulative voting rights in the election of directors.

Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol “NHP.”

Redemption and Business Combination Provisions

If our board of directors is, at any time and in good faith, of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of stock has or may become concentrated in the hands of one beneficial owner, our board of directors has the power:

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by lot or other means deemed equitable by it to call for the purchase from any stockholder a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of stock of the beneficial owner to a level of no more than 9.9% of the outstanding voting shares of our stock; and

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to refuse to transfer or issue voting shares of stock to any person or entity whose acquisition of those voting shares would, in the opinion of our board of directors, result in the direct or indirect ownership by that person or entity of more than 9.9% of the outstanding voting shares of our stock.

The purchase price for any voting shares of stock so purchased shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of the acquisitions are sent, or, if none of these closing sales prices or quotations are available, then the purchase price will be equal to the net asset value of the stock as determined by our board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares. Further, if a transfer of shares, options, warrants or other securities convertible into voting shares occurs that would create a beneficial owner of more than 9.9% of the outstanding shares of our stock, some or all of the transfer shall be deemed void ab initio, and the intended transferee shall acquire no rights in the transferred securities. See “Restrictions on Ownership and Transfer” for certain additional restrictions that may have the effect of preventing an acquisition of control of us by a third party.

Our charter requires that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a “related person,” be approved by the affirmative vote of at least 90% of our outstanding voting stock or, in advance and unanimously, by our board of directors. A business combination is defined in our charter as:

•	any merger or consolidation with or into a related person;

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any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “substantial part” of our assets, including without limitation any voting securities of a subsidiary, to a related person;

•	any merger or consolidation of a related person with or into us;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to us;

•	the issuance of any of our securities to a related person, other than by way of pro rata distribution to all stockholders; and

•	any agreement, contract or other arrangement providing for any of the above.

Pursuant to our charter, our board of directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year. As of the date of this prospectus, there are eight directors, divided into three classes consisting of three, three and two directors.

The foregoing provisions of our charter and certain other matters may not be amended without the affirmative vote of at least 90% of our outstanding voting stock.

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. Our board of directors’ authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See “Description of Preferred Stock.” The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in our charter may help assure fair treatment of stockholders and preserve our assets.

The foregoing summary of certain provisions of our charter does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our charter, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Transfer Agent and Registrar

Unless otherwise indicated in an applicable prospectus supplement, The Bank of New York is the transfer agent and registrar of the common stock.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended:

1)	Not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly (after application of certain attribution rules), by five or fewer individuals at any time during the last half of its taxable year; and

2)	Our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

To ensure that we satisfy requirement (1) above, our board of directors has the power to refuse to transfer shares of our capital stock to any person or entity whose acquisition of such shares would result in the direct or indirect ownership of more than 9.9% in value or number of shares of all classes of our outstanding capital stock or our outstanding voting stock.

If at any time there is a transfer that (a) violates the 9.9% ownership limit, (b) would result in a violation of requirement (1) above (without regard to whether the ownership interest is held during the last half of the taxable year), (c) would otherwise result in our failing to qualify as a REIT, or (d) would cause us to own ten percent or more of any of our tenants (as determined pursuant to certain attribution rules), the excess shares shall be deemed to have been transferred to a trust for the benefit of a designated charitable beneficiary and the trustee will resell such shares to a person or persons whose ownership of the shares will not result in a violation of these ownership restrictions. The intended transferee of such excess shares will receive a price equal to the lesser of the price paid for the excess shares by the intended transferee (or, if the intended transferee did not give value for the shares, the market price of the shares on the date of the event causing the shares to be held in the trust) and the price per share received by the trustee, in either case reduced by the amount of any dividends or other distributions made to the intended transferee. We may purchase excess shares for the lesser of the amount paid for the excess shares by the intended transferee (or, if the intended transferee did not give value for the shares, the market price of the shares on the date of the event causing the shares to be held in the trust) or the market price, in either case reduced by the amount of any dividends or other distributions made to the intended transferee. The market price for any stock so purchased shall be equal to the fair market value of such shares reflected in:

•	The closing sales price for the stock, if then listed on a national securities exchange;

•	The average closing sales price of such stock, if then listed on more than one national securities exchange; or

•	If the stock is not then listed on a national securities exchange, the latest bid quotation for the stock if then traded over-the-counter.

If no such closing sales prices or quotations are available, the purchase price shall equal the net asset value of such stock as determined by our board of directors in accordance with applicable law.

If the transfer to the trust described above would not be effective for any reason to prevent a violation of the ownership restrictions set forth above, then the transfer that would otherwise violate any of those restrictions shall be void ab initio, and the intended transferee shall acquire no rights in the transferred shares. In addition, if a transfer would cause the violation of requirement (2) above (without regard to the duration that the 100 shareholder requirement is not met), some or all of the transfer shall be deemed void ab initio, and the intended transferee shall acquire no rights in the transferred shares.

The board of directors, in its sole discretion, may exempt a person from the 9.9% ownership limit or increase the ownership limit as to such person if, in general (i) the board obtains such representations, covenants and undertakings from such person as it deems necessary to conclude the granting of the exemption will not cause us to lose our status as a REIT, (ii) such person does not, and represents that it will not, constructively own an interest in any of our tenants that would cause us to constructively own more than 9.9% of any of our tenants, and (iii) such person agrees that any violation or attempted violation of such representations, covenants and undertakings or certain other actions will result in any excess shares being automatically transferred to a trust, as described in detail herein above.

All certificates representing shares of common stock may bear a legend referring to the restrictions described above.

These restrictions may have the effect of preventing an acquisition of control of us by a third party.

DESCRIPTION OF SECURITIES WARRANTS

The following description of our securities warrants outlines some of the general terms and provisions of each warrant agreement, the warrants and the warrant certificates. The description is not complete and is qualified entirely by reference to the relevant warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the relevant prospectus supplement and may differ materially from the general description below.

General

We may issue warrants for the purchase of our debt securities, preferred stock or common stock. We may issue warrants independently or together with debt securities, preferred stock or common stock, and such warrants may be attached to or separate from those securities.

Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. The warrant agent will act solely as our agent in connection with the securities warrant certificates relating to the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrant certificates or beneficial owners of securities warrants.

The relevant prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The relevant prospectus supplement will describe the terms of the warrant agreement and the series of warrants in respect of which this prospectus is being delivered, including

•	the offering price;

•	the currency for which the warrants may be purchased;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	the date which the warrants and the related securities will be separately transferable;

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in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise of one warrant, and the price and currency for purchasing those debt securities upon exercise and, in the case of warrants to purchase preferred stock, or common stock, the number of shares of preferred stock, or common stock, as the case may be, that can be purchased upon the exercise of one warrant, and the price for purchasing such shares upon this exercise;

•	the dates on which the right to exercise the warrants will commence and expire and, if the warrants are not continuously exercisable, any dates on which the warrants are not exercisable;

•	whether the warrants or related securities will be listed on any securities exchange;

•	the terms of the securities issuable upon exercise of those warrants;

•	whether the warrants will be issued in global or certificated form; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent’s corporate trust office or any other office indicated in the relevant prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing such related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase preferred stock or common stock, the right to receive any dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the relevant prospectus supplement at the exercise price mentioned in, or calculated as described in, the relevant prospectus supplement. Unless otherwise specified in the relevant prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in that prospectus supplement. After 5:00 p.m., New York time, on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised, or in the case of global securities, as described under “Description of Debt Securities—Global Securities,” by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the relevant prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the relevant prospectus supplement. Upon receipt of such payment and the warrant certificate or exercise notice properly executed at the warrant agent’s corporate trust office or any other office indicated in the relevant prospectus supplement, we will, in the time period the relevant warrant agreement provides, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants unless the unexercised warrants have become void.

If mentioned in the relevant prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

In the case of warrants to purchase common stock, the exercise price payable and the number of common stock shares to be purchased upon warrant exercise may be adjusted in certain events, including:

•	the issuance of a stock dividend to common stockholders or a combination, subdivision or reclassification of common stock;

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the issuance of rights, warrants or options to all common stockholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per common stock share;

•	any distribution to our common stockholders of evidences of our indebtedness or of assets, excluding cash dividends or distributions referred to above; and

•	any other events mentioned in the relevant prospectus supplement.

No adjustment in the number of shares of common stock purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

We and the relevant warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholder’s consent, for the purpose of:

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curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates;

•	evidencing the succession of another corporation to NHP and their assumption of our covenants contained in the warrant agreement and the warrants;

•	appointing a successor depositary, if the warrants are issued in the form of global securities;

•	evidencing a successor warrant agent’s acceptance of appointment with respect to the warrants;

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adding to our covenants for the warrantholders’ benefit or surrendering any right or power conferred upon us under the warrant agreement issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

•	amending the warrant agreement and the warrants as we deem necessary or desirable and that will not adversely affect the warrantholders’ interests in any material respect.

We and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants such amendment affects, for the purpose of adding, modifying or eliminating any of the warrant agreement’s provisions or of modifying the holders’ rights. However, no such amendment that

•	changes the number or amount of securities purchasable upon warrant exercise so as to reduce the number of securities receivable upon this exercise;

•	shortens the time period during which the warrants may be exercised;

•	otherwise adversely affects the exercise rights of such warrantholders in any material respect; or

•	reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

Each warrant agreement will provide that we may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of our assets to any other corporation, provided that:

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either we must be the continuing corporation, or the corporation other than NHP formed by or resulting from any consolidation or merger or that receives the assets must be organized and existing under U.S. or state law and must assume our obligations for the unexercised warrants and the performance of all covenants and conditions of the relevant warrant agreement; and

•	We or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the warrant agent’s consent or the consent of any other warrantholder, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that warrant.

Replacement of Warrant Certificates

We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of evidence satisfactory to us and them of the ownership of that warrant certificate and of the destruction, loss, theft or mutilation of that warrant certificate, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we or the warrant agent has received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to the relevant warrant agent and us before a replacement warrant certificate will be issued.

Title

We, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person or entity entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See “Description of Debt Securities—Global Securities.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain material U.S. federal income tax considerations is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final and temporary Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. The following summary is divided into three sections. The first section, which appears under the caption “Certain U.S. Federal Income Tax Considerations to Us of Our REIT Election,” discusses certain U.S. federal income tax considerations relating to our election to be qualified and taxed as a REIT. The second and third sections, which appear under the captions “U.S. Federal Income Tax Considerations for U.S. Holders of Our Common Stock” and “U.S. Federal Income Tax Considerations for Non-U.S. Holders of Our Common Stock,” discuss certain U.S. federal income tax considerations relevant to holders of our common stock. This summary of certain U.S. federal income tax considerations relevant to holders of our common stock is not intended to be applicable to all categories of investors, such as dealers in securities, banks, thrifts, or other financial institutions, insurance companies, regulated investment companies, U.S. expatriates, persons that hold our common stock as part of a straddle, conversion transaction, or hedge, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons whose “functional currency” is other than the U.S. dollar, persons who acquire or are deemed to have acquired our common stock in an exchange or for property other than cash, or holders subject to the alternative minimum tax, each of which may be subject to special rules, and this summary deals only with common stock held as capital assets. In the event that we elect to offer debt securities, preferred stock or warrants, the prospectus supplement relating to those securities may contain a discussion of U.S. federal income tax considerations relevant to holders of those securities.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES OFFERED HEREBY.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS TO US OF OUR REIT ELECTION

General

We have made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1985. We believe that we are organized and have operated in such a manner as to qualify for taxation as a REIT under the Code and our proposed future method of operation will enable us to continue to so qualify. No assurances, however, can be given that we have operated in a manner so as to qualify as a REIT or that we will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy the REIT tests or will continue to do so. See “Failure to Qualify” below.

The sections of the Code relating to qualification and operation as a REIT, and the U.S. federal income tax treatment of a REIT and its security holders, are highly technical and complex. The following discussion sets forth only certain material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Taxation of Our Company

In any year in which we qualify as a REIT, in general, we will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain that is distributed to stockholders. We will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

Notwithstanding our qualification as a REIT, we may also be subject to taxation in certain other circumstances. If we should fail to satisfy the 75% or the 95% gross income tests (as discussed below), and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% or 95% gross income tests, multiplied by a fraction intended to reflect our profitability. In addition, if we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to tax based on the nature and amount of the failure. We will also be subject to a tax of 100% on net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property) and, if we have (i) net income from the sale or other disposition of “foreclosure property” (generally, property acquired by reason of a default on indebtedness or a lease) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. If we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, if we acquire any asset from a “C corporation” (that is, a corporation generally subject to U.S. federal income tax under Subchapter C of the Code) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognized gain on the disposition of such asset during a ten-year period beginning on the date we acquired the asset, then the asset’s “built in” gain will be subject to tax at the highest regular corporate rate. We may also be subject to the corporate “alternative minimum tax” on our items of tax preference, as well as tax in certain situations not presently contemplated. If it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary on the basis of arm’s-length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, we will be subject to a tax equal to 100% of such amounts. We use the calendar year for U.S. federal income tax purposes and for financial reporting purposes.

Requirements for Qualification

To qualify as a REIT, we must elect to be so treated and must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets, and distributions of income to stockholders.

Organizational Requirements. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We are treated as having satisfied condition (6) if we comply with the regulatory requirements to request information from our shareholders regarding their actual ownership of our stock, and do not know, or exercising reasonable diligence would not have known, that we failed to satisfy such condition. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information. If we fail to comply with the rules that require us to ascertain the actual ownership of our outstanding shares for any such taxable year, we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed. Our charter provides for restrictions regarding transfer of our capital stock, in order (among other purposes) to assist us in continuing to satisfy the share ownership requirement described in (6) above.

Effect of Subsidiary Entities. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for U.S. federal income tax purposes. Thus, our proportionate share of the assets, liabilities and items of income of the partnerships in which we have an interest will be treated as our assets, liabilities and items of income for purposes of applying the REIT requirements described herein.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two.

A REIT may generally jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). The separate existence of a TRS is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal income tax at regular corporate rates on its earnings, which may reduce the cash flow generated by us, and our ability to make distributions to our shareholders. A parent REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the TRS. This treatment can affect the income and asset test calculations that apply to the parent REIT, as described below.

Gross Income Tests. In order for us to maintain our qualification as a REIT, there are two requirements relating to our gross income that must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of our gross income (excluding gross income from prohibited transactions and certain hedging transactions) for each taxable year must be derived from such real property investments and from dividends, other types of interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant generally will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or one or more owners of 10% or more of the REIT, directly or constructively, own in the aggregate 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income, except that we may directly perform services which are “usually or customarily rendered” in connection with the rental of space for occupancy only or are not considered primarily for the convenience of the occupant of the property. A de minimis amount of up to 1% of the gross income received by us from each property is permitted to be from the provision of non-customary services without disqualifying all other amounts received from such property as “rents from real property.” However, such de minimis amount itself will not qualify as “rents from real property” for purposes of the 75% and 95% gross income tests. In addition, we may furnish certain services (including “non-customary” services) through a TRS.

We typically do not provide services to any lessees under our leases, and to the extent that we provide services to any such lessee, we believe that any and all such services were and will be of the type usually or customarily rendered in connection with the rental of space for occupancy only, and therefore, that the provision of such services did not and will not cause the rents received with respect to properties or newly-acquired properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. If we contemplate providing services in the future that reasonably might be expected not to meet the “usual or customary” standard, we will arrange to have such services provided by an independent contractor from which we derive no income or by an affiliated entity that has elected TRS status. It is anticipated that, for purposes of the gross income tests, our investment in our leases will in major part give rise to qualifying income in the form of rents and gains on the sales of leased property.

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available for any taxable year with respect to which our failure to meet the tests is due to reasonable cause and not due to willful neglect and if we satisfy certain specified filing and disclosure requirements set forth in the Code. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “Certain U.S. Federal Income Tax Considerations to Us of Our REIT Election—Taxation of Our Company,” even if these relief provisions apply, a tax would be imposed with respect to our excess gross income reduced by approximated expenses.

Asset Tests. At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including (i) our allocable share of real estate assets held by partnerships in which we own an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of an offering of our stock or long-term (at least five years) debt), cash, cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and we may not own more than 10% of the vote or value of any one issuer’s outstanding securities. Fourth, not more than 20% of the value of our total assets may be represented by securities of one or more TRSs. For purposes of the third asset test, the term “securities” does not include equity or debt securities of a TRS, mortgage loans that constitute real estate assets, other securities included in the 75% asset class above, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT. Certain exceptions, such as a “straight debt” exception, apply for purposes of the 10% of value test referred to above.

We will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets or acquisition of sufficient qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

We may avoid disqualification of our status as a REIT in the event of certain asset test failures if (i) the failure was due to reasonable cause and not due to willful neglect, (ii) the failure is timely corrected, (iii) a penalty amount is paid, and (iv) other requirements are met; or the failure was de minimis and timely corrected.

Annual Distribution Requirements. In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable. We may designate all or a portion of our undistributed net capital gains as being includable in the income of our stockholders as gain from the sale or exchange of a capital asset, which stockholders would receive an increase in the basis of their stock in the amount of such income recognized. Such stockholders would also be treated as having paid their proportionate share of the capital gains tax imposed on us on such undistributed amounts and would receive a corresponding decrease in the basis of their stock. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We have made and intend to make timely distributions sufficient to satisfy all annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. Additionally, we may incur cash expenditures that are not currently deductible for tax purposes. As such, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income. To meet the 90% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, we may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends.

Under certain circumstances relating to any Internal Revenue Service (“IRS”) audit adjustments that increase income, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and penalties based upon the amount of any deduction taken for deficiency dividends.

Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, we must maintain certain records. We are also required to request certain information from our stockholders designed to disclose the actual ownership of our stock. We have complied and intend to continue to comply with such requirements.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Dividends to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Other Tax Consequences

Possible Legislative or Other Actions Affecting Tax Consequences. The present U.S. federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and any of these actions may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.

State and Local Taxes. We may be required to pay tax in various state or local jurisdictions, including those in which we transact business. Our state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on an investment in us.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS OF OUR COMMON STOCK

As used in this section, a “U.S. holder” is a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, holds common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partners and upon the activities of the partnership.

Distributions

As long as we qualify as a REIT, distributions made to you out of current or accumulated earnings and profits and not properly designated by us as capital gain dividends will be taken into account by you as ordinary income and will not be eligible for the dividends received deduction for corporations. Since such dividends will be received from a REIT, they generally will not be eligible to be taxed at the preferential qualified dividend income rates (currently a 15% maximum federal rate, expiring for taxable years beginning after December 31, 2010) applicable to non-corporate U.S. holders who receive dividends from taxable C corporations under current law. An exception to this rule applies, however, and non-corporate U.S. holders will be taxed at such preferential rates on dividends designated by and received from us, to the extent that such dividends are attributable to (i) after-tax income that was accumulated in a non-REIT taxable year, (ii) dividends we received from taxable REIT subsidiaries or other taxable C corporations, or (iii) after-tax income from certain sales of appreciated property acquired from C corporations in carryover basis transactions. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have held our common stock. However, if you are a corporation, you may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted tax basis of your shares, but rather will reduce the adjusted tax basis of the shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted tax basis of your shares, you will include the distributions in income as long-term capital gain (or short-term capital gain if you have held the shares for one year or less). In addition, any distribution declared by us in October, November or December of any year payable to you as a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year. You may not include in your individual income tax returns any of our net operating losses or capital losses.

Sale, Exchange or Other Disposition of Common Stock

Upon a sale or other disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of property you receive on the sale or other disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the common stock is more than one year. Long-term capital gains may qualify for reduced rates under U.S. federal income tax laws, and capital losses may be subject to limitations. In general, any loss upon a sale or exchange of shares by you, if you have held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by you as long-term capital gain.

Backup Withholding and Information Reporting

The amount of dividends paid to you and the tax withheld with respect to those dividends may be required to be reported. Under the backup withholding provisions of the Code and applicable Treasury Regulations, you may be subject to backup withholding with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, common stock unless you:

•	are a corporation or come within certain other exempt categories and when required demonstrate this fact, or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide us with your correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your income tax liability, provided that the required information is furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to you, if you fail to certify your nonforeign status to us. See “U.S. Federal Income Tax Considerations for Non-U.S. Holders of Our Common Stock.”

Treatment of Tax Exempt Stockholders

If you are a tax exempt employee pension trust or other domestic tax exempt stockholder, our distributions to you generally will not constitute “unrelated business taxable income,” or UBTI, unless you have borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of certain

REITs may be required to treat a certain percentage of that REIT’s distributions as UBTI. This requirement will apply only if:

•

we would not qualify as a REIT for U.S. federal income tax purposes but for the application of a “look through” exception to the “five or fewer” requirement applicable to shares held by qualified trusts; and

•	we are “predominantly held” by qualified trusts.

A REIT is predominantly held if either:

•	a single qualified trust holds more than 25% by value of the REIT interests; or

•	one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to the total gross income (less certain associated expenses) of the REIT.

A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “five or fewer” requirement without relying upon the “look-through” exception. The restrictions on ownership of our common stock in our Amended and Restated Articles of Incorporation, as amended, and our Bylaws will help prevent application of the provisions treating a portion of REIT distributions to tax-exempt entities holding our common stock as UBTI, absent approval by the board of directors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

A “non-U.S. holder” is a beneficial owner of our common stock that is an individual, corporation or other entity taxable as a corporation for U.S. federal income tax purposes, estate, or trust and is not a U.S. holder. The rules governing U.S. federal income taxation of non-U.S. holders are complex and no attempt will be made herein to provide more than a summary of these rules. Prospective non-U.S. holders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions

Distributions that are not attributable to gain from our sales or exchanges of U.S. real property interests and not properly designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.

However, if income from the investment in our common stock is treated as effectively connected with your conduct of a U.S. trade or business, you generally will be subject to a tax at graduated rates, in the same manner as U.S. holders are taxed with respect to our distributions (and may also be subject to the 30% branch profits tax if you are a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to you unless:

•	a lower treaty rate applies, you file an IRS Form W-8BEN with us and other conditions are met; or

•	you file an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, and other conditions are met.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of your shares, these distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your shares in us, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that a distribution was, in fact, in excess of our current and accumulated earnings and profits, provided the required information is furnished in a timely manner by you to the IRS.

For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to you as if the gain were effectively connected with a U.S. business. You would thus be taxed at the normal capital gain rates applicable to U.S. holders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against your FIRPTA tax liability.

Notwithstanding the foregoing, distributions (including capital gain distributions) with respect to any class of stock of a REIT which is regularly traded on an established securities market located in the United States will not be treated as gain recognized from the sale or exchange of a U.S. real property interest if the non-U.S. holder does not own more than 5% of such class of stock at any time during the 1-year period ending on the date of distribution. Such distributions will be subject to the withholding rules discussed above.

Sale or Other Disposition

Gain recognized by you upon a sale of shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT,” although there can be no assurance that we have or will retain that status. If we are not “domestically controlled,” so long as our common stock continues to be regularly traded on an established securities market, gain recognized by you upon a sale of our common stock will continue to be exempt under FIRPTA if you did not own more than 5% of our common stock for specified periods.

If the gain on the sale of common stock were to be subject to taxation under FIRPTA, you would be subject to the same treatment as U.S. holders with respect to the gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Gain not subject to FIRPTA will generally be taxable to you if:

•

investment in the shares is effectively connected with your U.S. trade or business, in which case you generally will be subject to the same treatment as U.S. holders with respect to the gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals (and may also be subject to the 30% branch profits tax if you are a foreign corporation); or

•

you are a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other applicable requirements are met, in which case you will be subject to a 30% tax on your capital gains, net of certain capital losses.

Information Reporting and Backup Withholding

The amount of dividends paid to you and the tax withheld with respect to those dividends may be required to be reported, regardless of whether withholding is required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to distributions paid on your common stock unless you certify your non-U.S. status and other conditions are met.

The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you properly certify as to your non-U.S. status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership with specified connections to the United States, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM AN INVESTMENT IN US, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities being distributed if they purchase any of the securities.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any delayed delivery contract will not be subject to any conditions except:

•	the purchase of the offered securities must not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject; and

•	if the offered securities are also being sold to underwriters, we will have sold to the underwriters the offered securities not sold for delayed delivery.

The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts. The prospectus supplement relating to the contracts will set forth the price to be paid for securities under the contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of offered securities under the contracts.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. In no event will the aggregate discounts, concessions and commissions to any underwriters, dealers or agents exceed eight percent of the gross proceeds. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Shares of our common stock are listed on the New York Stock Exchange. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of debt securities, preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by O’Melveny & Myers LLP. Unless otherwise specified in an applicable prospectus supplement, Sidley Austin LLP will act as counsel for the underwriters or agents, if any. O’Melveny & Myers LLP and Sidley Austin LLP will rely on Venable LLP, Baltimore, Maryland, as to certain matters of Maryland law. Paul C. Pringle and Eric S. Haueter, partners at Sidley Austin LLP, owned 53,177 shares and 1,263 shares, respectively, of our common stock as of May 4, 2007.

EXPERTS

The consolidated financial statements of Nationwide Health Properties, Inc. appearing in Nationwide Health Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and Nationwide Health Properties, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file current, quarterly and annual reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, with the SEC. You may read and copy any of these filed documents at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov.

Our website is http://www.nhp-reit.com (which is not intended to be an active hyperlink in this prospectus). We make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

We have filed with the SEC an automatic shelf registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not include all the information contained in that registration statement and its exhibits. For further information with respect to us and our securities, you should consult the registration statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus.

Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference into this prospectus to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference the following documents filed by us with the SEC and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete or terminated (other than documents or information deemed furnished and not filed in accordance with SEC rules):

•	our annual report on Form 10-K for the fiscal year ended December 31, 2006;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007; and

•	our current reports on Form 8-K filed on January 4, 2007, February 5, 2007 and April 27, 2007.

You may request a copy of these filings, at no cost, by writing or calling us at the following address:

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Attention: Investor Relations

Telephone number: (949) 718-4400

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Nationwide Health

Properties, Inc.

Debt Securities

Preferred Stock

Common Stock

Securities Warrants

PROSPECTUS